   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 20, 1996
                                                       REGISTRATION NO. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-1

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                                 ONSALE, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     7389                    77-0408319
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)
    INCORPORATION OR
      ORGANIZATION)

                               ----------------

                              1861 LANDINGS DRIVE
                        MOUNTAIN VIEW, CALIFORNIA 94043
                                (415) 428-0600
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                               JOHN F. SAUERLAND
                            CHIEF FINANCIAL OFFICER
                                 ONSALE, INC.
                              1861 LANDINGS DRIVE
                        MOUNTAIN VIEW, CALIFORNIA 94043
                                (415) 428-0600
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:

       LAIRD H. SIMONS III, ESQ.             THOMAS A. BEVILACQUA, ESQ.
         MARK C. STEVENS, ESQ.                 THERESE A. MROZEK, ESQ.
         ADAM W. WEGNER, ESQ.                  KEITH M. ROBERTS, ESQ.
         ROBERT Y. CHOW, ESQ.              BROBECK, PHLEGER & HARRISON LLP
          FENWICK & WEST LLP                    TWO EMBARCADERO PLACE
         TWO PALO ALTO SQUARE                      2200 GENG ROAD
      PALO ALTO, CALIFORNIA 94306            PALO ALTO, CALIFORNIA 94303
            (415) 494-0600                         (415) 424-0160

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                               ----------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ----------------

                        CALCULATION OF REGISTRATION FEE

================================================================================
                                                        PROPOSED
                                           PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF      AMOUNT        MAXIMUM      AGGREGATE   AMOUNT OF
    SECURITIES TO BE         TO BE      OFFERING PRICE  OFFERING   REGISTRATION
       REGISTERED        REGISTERED(1)   PER SHARE(2)   PRICE(2)       FEE
-------------------------------------------------------------------------------
Common Stock, par value
 $0.001 per share....... 3,220,000 shs.     $10.00     $32,200,000  $9,757.58
================================================================================

(1) Includes 420,000 shares that the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated pursuant to Rule 457(a) solely for the purpose of calculating the amount of the registration fee.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED DECEMBER 20, 1996

                                2,800,000 SHARES

                              [LOGO OF ONSALE(TM)]

                                  COMMON STOCK

  All of the shares of Common Stock offered hereby are being sold by ONSALE, Inc. ("ONSALE" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $8.00 and $10.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied to have its Common Stock approved for quotation on the Nasdaq National Market under the symbol "ONSL."

  THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                                               Price to Underwriting Proceeds to
                                                Public  Discount (1) Company (2)
--------------------------------------------------------------------------------
Per Share.....................................   $          $           $
Total (3).....................................  $          $           $
================================================================================

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.

(2) Before deducting offering expenses payable by the Company estimated at $850,000.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 420,000 additional shares of Common Stock, solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the
    Price to Public will total $   , the Underwriting Discount will total $
    and the Proceeds to Company will total $   . See "Underwriting."

  The shares of Common Stock are offered by the several Underwriters named herein, subject to receipt and acceptance by them, and subject to their right to reject any order in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor at
the office of Montgomery Securities on or about       , 1997.

                                  -----------

MONTGOMERY SECURITIES                                         ALEX. BROWN & SONS
                                      INCORPORATED

                                        , 1997

                                  [PICTURES ]



  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

                                  THE COMPANY

  ONSALE is a leading electronic retailer pioneering a new sales format, the interactive 24-hour online auction, designed to serve as an efficient and entertaining marketing channel. The Company currently specializes in selling refurbished and close-out computers, peripherals and consumer electronics over the Internet's World Wide Web (the "Web"). ONSALE's online auctions provide an exciting sales format that leverages the unique characteristics of the Web, such as interactivity and a sense of community. The Company believes that the consumer enthusiasm generated by its auction format, the emergence of the Internet as an effective new sales medium and the Company's highly automated infrastructure combine to create a significant retailing opportunity.

  ONSALE has sold over $35 million of merchandise to more than 50,000 customer accounts since its first auction in May 1995. To date, the Company has auctioned over 200,000 merchandise items, of which over 65,000 were auctioned in the third quarter of 1996. More than 1.0 million unique Internet users have visited ONSALE's electronic auctions. Over 100,000 of these users are registered bidders, with over 30,000 registering in the third quarter of 1996 alone.

  The Internet is an increasingly significant global medium for communication and commerce. International Data Corporation ("IDC") estimates that the total value of goods and services purchased on the Web will increase from $318 million in 1995 to $95 billion in the year 2000. The Internet is evolving into a unique marketing channel, just as retail stores, mail order catalogs and television shopping have previously evolved as unique channels.

  The Company believes the Internet is particularly well suited for selling certain types of merchandise, such as refurbished and close-out merchandise, because a large target market can be reached quickly and inexpensively. The disposal of refurbished and close-out merchandise represents a substantial burden on many manufacturers because such merchandise rapidly declines in value making it difficult to establish a market price. Manufacturers have an interest in accessing a distribution channel that enables them to dispose of significant quantities of merchandise quickly and at the best prices possible, without affecting their traditional sales channels.

  The Company's auction sales format leverages a chief advantage of the Internet--the ability to change dynamically merchandise mix, prices and visual presentations. Currently, the Company auctions over 1,500 items each week. These items generally range in price from $50 to $1,500 and are sold in quantities of one to several hundred per auction. Customers can bid 24 hours a day, 7 days a week. As customer bids are received, ONSALE's Web pages are instantly updated to display the current high bidders' initials, city and state, and an optional comment to personalize the bidding. The entire auction process, from the posting of the items for auction through notification of the winners, has been automated by the Company through internally developed proprietary software. In addition, the Company has developed proprietary software that automates product fulfillment functions, including billing, shipping and tracking.

  The Company's objective is to be one of the dominant retailers on the Internet. The Company intends to leverage its position as a leading Internet retailer of refurbished and close-out merchandise by enhancing its brand recognition, continuing to provide a compelling shopping experience, developing incremental revenue opportunities and building on its leading technology. Moreover, ONSALE intends to increase the percentage of merchandise it purchases for its own account with the goal of expanding gross margins and improving customer service.

  In addition, ONSALE believes that relationships with merchandise vendors are critical to its long-term success. The Company employs a staff of experienced buyers from the computer and consumer electronics industries to build relationships with and purchase inventory from manufacturers and other vendors. The Company intends to hire additional merchandise buying staff and enhance its automated systems in order to expand and strengthen such relationships. ONSALE's merchandise currently includes brands such as AT&T, Aiwa, Apple, Canon, Compaq, Dell, Hewlett-Packard, Intel, JVC, Kenwood, Lexmark, NEC, Packard Bell, Seagate, Sega, Sherwood and Toshiba.

                                  THE OFFERING

 Common Stock offered by the Company................  2,800,000 shares
 Common Stock to be outstanding after this offering. 16,648,060 shares(1)
 Use of proceeds.................................... Working capital and other general corporate
                                                     purposes. See "Use of
                                                     Proceeds."
 Proposed Nasdaq National Market symbol............. ONSL

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      PERIOD FROM
                                QUARTER ENDED          INCEPTION     NINE MONTHS
                         --------------------------- (JULY 1994) TO     ENDED
                         MAR. 31, JUNE 30, SEPT. 30,  DECEMBER 31,  SEPTEMBER 30,
                           1996     1996     1996         1995          1996
                         -------- -------- --------- -------------- -------------
STATEMENT OF OPERATIONS
 DATA:
 Total revenue.......... $   577  $ 1,810   $ 3,576     $   140       $  5,963
 Gross profit...........     159      430       911         113          1,500
 Income (loss) from
  operations............      17      111       115        (440)           243
 Net income (loss)......      15      100       106        (440)           221
 Net income (loss) per
  share(2).............. $  0.00  $  0.00   $  0.01     $ (0.03)      $   0.01
 Shares used to compute
  net income (loss) per
  share(2)..............  15,221   15,221    15,221      15,221         15,221
SUPPLEMENTAL FINANCIAL
 DATA:
 Gross merchandise
  sales(3).............. $ 1,792  $ 5,290   $ 9,246     $ 1,252       $ 16,328
                                                     SEPTEMBER 30, 1996
                                           --------------------------------------
                                                          PRO            AS
                                            ACTUAL      FORMA(4)     ADJUSTED(5)
                                           --------- -------------- -------------
BALANCE SHEET DATA:
 Cash and cash equivalents................  $ 3,216     $ 4,666       $ 27,252
 Working capital..........................    1,883       3,829         26,415
 Total assets.............................    4,291       5,741         28,327
 Long-term debt...........................       --          --             --
 Total stockholders' equity...............    2,172       4,118         26,704

--------
(1) Based on shares outstanding as of September 30, 1996. Includes 608,730 shares issued upon the exercise of outstanding warrants, which will occur prior to the closing of this offering. Does not include 1,196,760 shares issuable upon the exercise of options outstanding as of such date under the Company's 1995 Equity Incentive Plan, at a weighted average per share exercise price of $0.31, or an aggregate of 2,553,240 shares available for future grant or issuance under the Company's employee benefit plans. See "Management--Director Compensation" and "Management--Employee Benefit Plans."
(2) See Note 1 of Notes to Financial Statements for an explanation of the determination of the number of shares used to compute net income (loss) per share.
(3) Represents what the Company's total revenue would have been if sales where the Company acted as a commissioned auction agent for its vendors ("Agent Sales") were recorded as transactions where the Company purchased or accepted consignment of merchandise from vendors for resale at auction ("Principal Sales"). This increased sales amount does not affect the Company's gross profit or net income. Management believes that gross merchandise sales provide a more consistent comparison between historical periods and to future periods than does total revenue. Gross merchandise sales should not be considered in isolation or as a substitute for other information prepared in accordance with generally accepted accounting principles ("GAAP"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of Notes to Financial Statements.
(4) Reflects the exercise of all outstanding warrants for aggregate proceeds to the Company of approximately $1.9 million and the repayment by the Company of $496,000 of advances from two of its founders, both of which will occur before the closing of this offering.
(5) Adjusted to reflect the sale of 2,800,000 shares of Common Stock in this offering at an assumed initial public offering price per share of $9.00 and after deducting the estimated underwriting discount and offering expenses.

                                ----------------

  Except where otherwise indicated, all share and per share data in this Prospectus have been adjusted to reflect (i) the conversion of all outstanding shares of Preferred Stock of the Company into shares of Common Stock, (ii) the reincorporation of the Company as a Delaware corporation and associated changes in the Company's charter documents and (iii) the adoption and amendment of certain employee benefit plans, all of which will occur before the closing of this offering. See "Description of Capital Stock." In addition, unless otherwise indicated, all information in this Prospectus (i) assumes the Underwriters' over-allotment option will not be exercised and (ii) reflects a three-for-one stock split of the Company's Common Stock effective on November 1, 1996.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below.

LIMITED OPERATING HISTORY

  The Company was founded in July 1994 and began conducting auctions on the Internet in May 1995. Accordingly, there is an extremely limited operating history upon which to base an evaluation of the Company and its business and prospects. The Company's business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as electronic commerce. Such risks for the Company include a dependence on key vendors for merchandise, an evolving and unpredictable business model, management of growth, the Company's ability to anticipate and adapt to a developing market, acceptance by consumers of the Company's Internet auctions and refurbished and close-out merchandise sold at such auctions, development of equal or superior Internet auctions by competitors, and the ability to identify, attract, retain and motivate qualified personnel. To address these risks, the Company must, among other things, continue to expand its vendor channels and buyer resources, manage product obsolescence and pricing risks, maintain its customer base and attract significant numbers of new customers, respond to competitive developments, implement and execute successfully its business strategy and continue to develop and upgrade its technologies and retailing services. There can be no assurance that the Company will be successful in doing what is required to address these risks. The Company's revenue depends substantially upon the level of auction activity, which is, in turn, related to the availability of merchandise from the Company's vendors and the expansion of its customer base. This availability is difficult to forecast with any degree of certainty. Accordingly, a substantial reduction in merchandise availability would have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the Company has relatively low operating margins and plans to increase its operating expenses significantly in order to increase the size of its staff, expand its marketing efforts, purchase larger volumes of merchandise to be sold at auction, and support its growing infrastructure. To the extent that increases in such operating expenses precede or are not subsequently followed by increased revenues, the Company's business, results of operations and financial condition will be materially adversely affected. Further, in view of the rapidly evolving nature of the Company's business and its extremely limited operating history, the Company believes that period-to-period comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

FLUCTUATIONS IN OPERATING RESULTS

  The Company's operating results have fluctuated in the past, and are expected to continue to fluctuate in the future, due to a number of factors, many of which are outside the Company's control. These factors include (i) the Company's ability to attract new customers at a steady rate, manage its inventory mix and the mix of products offered at auction, meet certain pricing targets, liquidate its inventory in a timely manner, maintain gross margins and maintain customer satisfaction, (ii) the availability and pricing of merchandise from vendors, (iii) product obsolescence and pricing erosion, (iv) consumer confidence in encrypted transactions in the Internet environment, (v) the amount and timing of costs relating to expansion of the Company's operations, (vi) the announcement or introduction of new types of merchandise or customer services by the Company or its competitors, (vii) technical difficulties with respect to consumer use of the auction format on the Company's Web site, (viii) delays in revenue recognition at the end of a fiscal period as a result of shipping or logistical problems, (ix) the level of merchandise returns experienced by the Company and (x) general economic conditions and economic conditions specific to the Internet and electronic commerce. As a strategic response to changes in the competitive environment, the Company may from time to time make certain service, marketing or supply decisions or acquisitions that could have a material adverse effect on the Company's quarterly results of operations and financial condition. The Company also expects that, in the future, it like other retailers may experience seasonality in its business. Due to all of the foregoing factors, in some future quarter the Company's operating results may fall below the expectations of securities analysts and investors. In such event, the trading price of the Company's Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RELIANCE ON MERCHANDISE VENDORS

  The Company is entirely dependent upon vendors to supply it with merchandise for sale through the Company's Internet auctions and the availability of merchandise is unpredictable. In the first nine months of 1996, approximately 38% of the Company's gross merchandise sales was derived from merchandise acquired from only four vendors and one vendor accounted for approximately 20% of gross merchandise sales. The Company has no long-term contracts or arrangements with its vendors that guarantee the availability of merchandise for its auctions. There can be no assurance that the Company's current vendors will continue to sell merchandise to the Company or otherwise provide merchandise for sale in the Company's auctions or that the Company will be able to establish new vendor relationships that ensure merchandise will be available for auction on the Company's Web site. The Company also relies on many of its vendors to process and ship merchandise to customers. The Company has limited control over the shipping procedures of its vendors, and shipments by these vendors have often been subject to delays. Although most merchandise sold by the Company carries a warranty supplied either by the manufacturer or the vendor and the Company is not obligated to accept merchandise returns, the Company in fact has accepted returns from customers for which the Company did not receive reimbursements from its vendors or manufacturers. If the Company is unable to develop and maintain satisfactory relationships with vendors on acceptable commercial terms, if the Company is unable to obtain sufficient quantities of merchandise, if the quality of service provided by such vendors falls below a satisfactory standard or if the Company's level of returns exceeds its expectations, the Company's business, results of operations and financial condition will be materially adversely affected. See "Business-- Merchandise," "Business--Vendor Relationships" and "Business--Customer Support and Service."

RELIANCE ON OTHER THIRD PARTIES

  In addition to its merchandise vendors, the Company's operations depend on a number of third parties. The Company has limited control over these third parties and no long-term relationships with any of them. The Company does not own a gateway onto the Internet, but instead relies on an Internet service provider to connect the Company's Web site to the Internet. From time to time, the Company has experienced temporary interruptions in its Web site connection and also its telecommunications access. Continuous or prolonged interruptions in the Company's Web site connection or in its telecommunications access would have a material adverse effect on the Company's business, results of operations and financial condition. The Company's internally-developed auction software depends on operating system, database and server software that was developed and produced by and licensed from third parties. The Company has from time to time discovered errors and defects in the software from these third parties and, in part, relies, on these third parties to correct these errors and defects in a timely manner. The Company does not currently own or lease warehouse space and relies instead on contract warehouses, such as FedEx Logistics Services ("FedEx") and Gage Marketing Group ("Gage"). Accordingly, any service interruptions experienced by these warehouses as a result of labor problems or otherwise could have a material adverse effect on the Company's business, results of operations and financial condition. The Company entered into its relationship with Gage in December 1996, intends to shift most of its business from FedEx to Gage and will therefore be subject to all the risks inherent in such a transition. The Company has no experience on which to assess whether Gage will be capable of adequately providing the warehouse and distribution services that it currently requires or will require if the Company expands its volume. If the Company is unable to develop and maintain satisfactory relationships with such third parties on acceptable commercial terms, or the quality of products and services provided by such third parties falls below a satisfactory standard, the Company's business, results of operations and financial condition will be materially adversely affected. See "Business--Merchandise Distribution" and "Business--Technology and Operations."

RISKS OF A PRINCIPAL SALES MODEL

  Historically, the Company had little inventory or price risk because it either acted as a sales agent for vendors that retained title to the merchandise auctioned by the Company or took merchandise from vendors on consignment. Recently, the Company has begun purchasing merchandise from vendors and thereby assuming the inventory and price risks of these products to be sold at auction. These risks are especially significant because the merchandise currently auctioned by the Company--computers, peripherals and consumer electronics--is characterized by rapid technological change, obsolescence and price erosion. As the Company transitions to the Principal Sales model, its success will depend on its ability to liquidate its inventory rapidly through its auctions and the ability of its buying staff to purchase inventory at attractive prices relative to its resale value at auction. Due to the inherently unpredictable nature of auctions, it is impossible to determine with any certainty whether an item will sell for more than the price paid by the Company. Further, because minimum bid prices for the merchandise listed on the Company's Web site generally are lower than the Company's acquisition costs for such merchandise, there can be no assurance that the Company will achieve positive gross margins on any given sale. If the Company is unable to liquidate its purchased inventory rapidly, if the Company's buying staff fails to purchase inventory at attractive prices relative to its resale value at auction, or if the Company fails to predict with accuracy the resale prices for its purchased merchandise, the Company may be forced to sell its inventory at a discount or at a loss and the Company's business, results of operations and financial condition would be materially adversely affected. See "Business--Merchandise" and "Business--Vendor Relationships."

COMPETITION

  The electronic commerce market, particularly on the Internet, is new, rapidly evolving and intensely competitive, and the Company expects competition to intensify in the future. The Company currently or potentially competes with a variety of other companies depending on the type of merchandise and sales format offered to customers. These competitors include
(i) various small Internet auction houses, (ii) a number of indirect competitors that specialize in electronic commerce or derive a substantial portion of their revenue from electronic commerce, including Internet Shopping Network, a wholly-owned subsidiary of Home Shopping Network Inc., New England Circuit Exchange, America Online, Inc. and CUC International Inc., (iii) a variety of other companies that offer merchandise similar to that of the Company but through physical auctions and with which the Company competes for sources of supply and (iv) companies with substantial customer bases in the computer and peripherals catalog business, including Micro Warehouse, Inc. and CDW Computer Centers, Inc., which may devote more resources to Internet commerce in the future. In particular, the Company believes Micro Warehouse, Inc. is contemplating the introduction of an online auction site in the near future.

  Current and potential competitors have established or may establish cooperative relationships among themselves or directly with vendors to obtain exclusive or semi-exclusive sources of merchandise. Accordingly, it is possible that new competitors or alliances among competitors and vendors may emerge and rapidly acquire market share. In addition, manufacturers might elect to liquidate their products directly. Increased competition is likely to result in reduced operating margins, loss of market share and a diminished brand franchise, any one of which could materially adversely affect the Company's business, results of operations and financial condition. Many of the Company's current and potential competitors have significantly greater financial, technical, marketing and other resources than the Company. As a result, they may be able to secure merchandise from vendors on more favorable terms than the Company, and they may be able to respond more quickly to changes in customer preferences or to devote greater resources to the development, promotion and sale of their merchandise than can the Company. See "Business--Competition."

MANAGEMENT OF GROWTH; LIMITED SENIOR MANAGEMENT RESOURCES

  The Company has rapidly and significantly expanded its operations and anticipates that significant expansion of its operations will continue to be required in order to address potential market opportunities. This rapid growth has placed, and is expected to continue to place, a significant strain on the Company's management, operational and financial resources. From June 30, 1996 to November 30, 1996, the Company expanded from 14 to 55 employees and its sales increased from approximately 3,200 units per week to approximately 10,000 units per week. The Company's new employees include a number of key managerial and technical employees who have not yet been fully integrated into the Company's management team, and the Company expects to add additional key personnel in the near future. In particular, the Company intends to hire a Vice President of Merchandising. Increases in the number of employees and the volume of merchandise sales have placed significant demands on the Company's management, which includes only three executive officers. In order to manage the expected growth of its operations, the Company will be required to expand existing operations, particularly with respect to customer service and merchandising, to improve existing and implement new operational, financial and inventory systems, procedures and controls, including improvement of its financial and other internal management systems, on a timely basis, and to train, manage and expand its already growing employee base. The Company also will be required to expand its accounting staff. Further, the Company's management will be required to maintain relationships with various merchandise vendors, freight companies, warehouse operators, other Web sites and services, Internet service providers and other third parties and to maintain control over the strategic direction of the Company in a rapidly changing environment. In addition, the Company expects to begin offering credit to certain of its customers and, accordingly, will be required to manage the associated risks of accounts receivable expansion and collection. There can be no assurance that the Company's current personnel, systems, procedures and controls will be adequate to support the Company's future operations, that management will be able to identify, hire, train, retain, motivate and manage required personnel or that management will be able to manage and exploit existing and potential market opportunities successfully. If the Company is unable to manage growth effectively, the Company's business, results of operations and financial condition will be materially adversely affected. See "Business--Employees" and "Management."

RISKS ASSOCIATED WITH TECHNOLOGICAL CHANGE; DEPENDENCE ON THE INTERNET

  The Internet and electronic commerce industries are characterized by rapid technological change, changes in user and customer requirements, frequent new service or product introductions embodying new technologies and the emergence of new industry standards and practices that could render the Company's existing Web site and proprietary technology obsolete. The Company's performance will depend, in part, on its ability to license leading technologies, enhance its existing services, develop new proprietary technology that addresses the increasingly sophisticated and varied needs of its prospective customers, and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of Web site and other proprietary technology entails significant technical and business risks. There can be no assurance that the Company will be successful in using new technologies effectively or adapting its Web site and proprietary technology to customer requirements or emerging industry standards. If the Company is unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, or if the Company's Web site and proprietary technology do not achieve market acceptance, the Company's business, results of operations and financial condition would be materially adversely affected.

  The success of the Company's services will depend in large part upon the development of an infrastructure for providing Internet access and services. The Internet could lose its viability due to delays in the development or adoption of new standards and protocols intended to handle increased levels of Internet activity or due to increased governmental regulation. There can be no assurance that the infrastructure or complementary services necessary to make the Internet a viable commercial marketplace will be developed or that, if they are developed, the Internet will become a viable marketing and sales channel for refurbished and close-out merchandise such as that offered by the Company. If the infrastructure or complementary services necessary to make the Internet a viable commercial marketplace are not developed or if the Internet does not become a viable commercial marketplace, the Company's business, results of operations and financial condition will be materially adversely affected. See "Business--Industry Background" and "Business--Technology and Operations."

DEVELOPING MARKET; UNCERTAIN ACCEPTANCE OF THE INTERNET AS A MEDIUM FOR
COMMERCE

  The market for the Company's services has only recently begun to develop and is rapidly changing. As is typical for a new and rapidly evolving industry, demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty and there exist few proven services and products. Moreover, since the market for the Company's Internet auctions is new and evolving, it is difficult to predict the size of this market or its future growth rate, if any. The success of the Company's Internet auctions will depend upon the adoption of the Internet as a medium for commerce by a broad base of consumers and vendors. There can be no assurance that widespread acceptance of Internet commerce in general, or of the Company's Internet auctions in particular, will occur. The Company has historically relied on consumers and vendors who have historically used traditional means of commerce to purchase and sell merchandise. For the Company to be successful, these consumers and vendors must accept and utilize novel ways of conducting business and exchanging information. In addition, vendors must be persuaded to adopt new selling models. Moreover, critical issues concerning the commercial use of the Internet, such as ease of access, security, reliability, cost and quality of service, remain unresolved and may affect the growth of Internet use or the attractiveness of conducting commerce online. There can be no assurance that there will be broad acceptance of the Internet as an effective medium for commerce by consumers and vendors or that the market for the Company's Internet auctions will develop successfully or achieve widespread acceptance. If the market for Internet-based online auctions fails to develop, develops more slowly than expected or becomes saturated with competitors, or if the Company's Internet auctions do not achieve market acceptance, the Company's business, results of operations and financial condition will be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Business Strategy."

UNCERTAIN ACCEPTANCE OF THE ONSALE BRAND

  The Company believes that the importance of brand recognition will increase as more companies engage in commerce over the Internet. Development and awareness of the ONSALE brand will depend largely on the Company's success in maintaining its position as a leader in Internet commerce. If vendors do not perceive the Company as an effective marketing and sales channel for their merchandise, or consumers do not perceive the Company as offering an entertaining and desirable way to purchase merchandise, the Company will be unsuccessful in promoting and maintaining its brand. To the extent the Company expands the focus of its operations beyond the auction and sale of refurbished and close-out computers, peripherals and consumer electronics or explores the use of the Company's Web site as an advertising medium for services and products of other companies, the Company risks diluting its brand, confusing consumers and decreasing interest from vendors. Furthermore, in order to attract and retain customers and to promote and maintain the ONSALE brand in response to competitive pressures, the Company may find it necessary to increase its marketing and advertising budgets or otherwise to increase substantially its financial commitment to creating and maintaining brand loyalty among vendors and consumers. If the Company is unable to or incurs significant expenses in an attempt to achieve or maintain a leading position in Internet commerce or to promote and maintain its brand, the Company's business, results of operations and financial condition will be materially adversely affected. See "Business--Business Strategy" and "Business--Sales and Marketing."

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

  The Company is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, laws applicable to auction companies and auctioneers, and laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing, and characteristics and quality of products and services. Furthermore, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business over the Internet. The adoption of any additional laws or regulations may decrease the growth of the Internet, which, in turn, could decrease the demand for the Company's Internet auctions and increase the Company's cost of doing business or otherwise have an adverse effect on the Company's business, results of operations and financial condition. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, auction regulation, sales tax, libel and personal privacy is uncertain and may take years to resolve. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to the Company's business, could have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL PERSONNEL

  The Company's future performance depends to a significant degree upon the continued contributions of members of the Company's senior management and other key personnel, particularly its founder, President and Chief Executive Officer, S. Jerrold Kaplan, and its founder, Vice President of Development and Operations and Chief Technical Officer, Alan S. Fisher. The loss of either of these individuals could have a material adverse effect on the Company's business, results of operation and financial condition. The Company does not have long-term employment agreements with any of its key personnel and maintains no key person life insurance. In addition, the Company believes that its future success will depend upon its ability to identify, attract, hire, train, motivate and retain other highly skilled managerial, merchandising, engineering, marketing and customer service personnel. Competition for such personnel is intense. There can be no assurance that the Company will be successful in attracting, assimilating or retaining the necessary personnel, and the failure to do so could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business-- Employees" and "Management."

RISK OF SYSTEM FAILURE; SINGLE SITE

  The Company's success is largely dependent upon its communications hardware and computer hardware, substantially all of which are located at a leased facility in Mountain View, California. The Company's systems are vulnerable to damage from earthquake, fire, floods, power loss, telecommunications failures, break-ins and similar events. The Company does not presently have redundant systems or a formal disaster recovery plan. A substantial interruption in these systems would have a material adverse effect on the Company's business, results of operations and financial condition. The Company's coverage limits on its property and business interruption insurance may not be adequate to compensate the Company for all losses that may occur. Despite the implementation of network security measures by the Company, its servers are also vulnerable to computer viruses, physical or electronic break-ins and similar disruptive problems. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays, loss of data or cessation in service to users of the Company's services and products. The occurrence of any of these risks could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Facilities."

INTERNET COMMERCE SECURITY RISKS

  A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. The Company relies on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the algorithms used by the Company to protect customer transaction data. If any such compromise of the Company's security were to occur, it could have a material adverse effect on the Company's business, results of operations and financial condition. A party who is able to circumvent the Company's security measures could misappropriate proprietary information or cause interruptions in the Company's operations. The Company may be required to expend significant capital and other resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, and the Web in particular, especially as a means of conducting commercial transactions. To the extent that activities of the Company or third party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could expose the Company to a risk of loss or litigation and possible liability. There can be no assurance that the Company's security measures will prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Technology and Operations."

PROTECTION OF INTELLECTUAL PROPERTY

  The Company's performance and ability to compete are dependent to a significant degree on its proprietary technology. The Company relies on a combination of patent, trademark, copyright and trade secret laws, as well as confidentiality agreements and technical measures to establish and protect its proprietary rights. The Company has applied for five patents in the United States covering various aspects of electronically managed Internet auctions and various aspects of providing customer service via automated email. There can be no assurance that patents will issue from any of the Company's pending applications, that any patents granted to the Company will not be challenged and invalidated, or that any claims allowed from pending patents will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to the Company. The Company has registered the ONSALE(R) trademark in the United States and claims trademark rights in, and has applied for trademark registrations in the United States for, a number of other marks. There can be no assurance that the Company will be able to secure significant protection for these trademarks. It is possible that competitors of the Company or others will adopt product or service names similar to "ONSALE" and the Company's other trademarks, thereby impeding the Company's ability to build brand identity and possibly leading to customer confusion. The inability of the Company to protect the name "ONSALE" adequately would have a material adverse effect on the Company's business, results of operations and financial condition. The Company's proprietary software is protected by copyright laws. The source code for the Company's proprietary software also is protected as a trade secret. As part of its confidentiality procedures, the Company generally enters into agreements with its employees and consultants and limits access to and distribution of its software, documentation and other proprietary information. There can be no assurance that the steps taken by the Company will prevent misappropriation of its technology or that agreements entered into for that purpose will be enforceable. Notwithstanding the precautions taken by the Company, it might be possible for a third party to copy or otherwise obtain and use the Company's software or other proprietary information without authorization or to develop similar software independently. Policing unauthorized use of the Company's technology is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. The laws of other countries may afford the Company little or no effective protection of its intellectual property.

  The Company may in the future receive notices from third parties claiming infringement by the Company's software or other aspects of the Company's business. While the Company is not currently subject to any such claim, any future claim, with or without merit, could result in significant litigation costs and diversion of resources, including the attention of management, and require the Company to enter into royalty and licensing agreements, which could have a material adverse effect on the Company's business, results of operations and financial condition. Such royalty and licensing agreements, if required, may not be available on terms acceptable to the Company or at all. In the future, the Company may also need to file lawsuits to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on the Company's business, results of operations and financial condition.

  The Company also relies on a variety of technology that it licenses from third parties, including its database and Internet server software, which is used in the Company's Web site to perform key functions. There can be no assurance that these third party technology licenses will continue to be available to the Company on commercially reasonable terms. The loss of or inability of the Company to maintain or obtain upgrades to any of these technology licenses could result in delays in completing its proprietary software enhancements and new development until equivalent technology could be identified, licensed or developed and integrated. Any such delays would materially adversely affect the Company's business, results of operations and financial condition. See "Business--Intellectual Property and Other Proprietary Rights."

CONTROL BY PRINCIPAL STOCKHOLDERS, OFFICERS AND DIRECTORS

  Upon completion of this offering, the Company's officers, directors and greater than 5% stockholders (and their affiliates) will, in the aggregate, beneficially own approximately 80.5% of the Company's outstanding Common Stock (78.5% if the Underwriters' over-allotment option is exercised in full). As a result, such persons, acting together, will have the ability to control all matters submitted to stockholders of the Company for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of the Company's assets) and to control the management and affairs of the Company. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company, impede a merger, consolidation, takeover or other business combination involving the Company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could have an adverse effect on the market price of the Company's Common Stock. See "Management" and "Principal Stockholders."

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial amounts of the Company's Common Stock (including shares issued upon the exercise of outstanding options) in the public market after this offering could adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity or equity-related securities in the future at a time and price that the Company deems appropriate. In addition to the 2,800,000 shares of Common Stock offered hereby (assuming no exercise of the Underwriters' over-allotment option), as of the date of this Prospectus, there will be 13,848,060 shares of Common Stock outstanding, all of which are restricted shares ("Restricted Shares") under the Securities Act of 1933, as amended (the "Securities Act"). As of such date, no Restricted Shares will be eligible for sale in the public market in addition to the shares offered hereby. Approximately 9,143,747 Restricted Shares will be available for sale in the public market following the expiration of 180-day lock-up agreements with the representatives of the Underwriters. Of the remaining Restricted Shares, 250,000 shares held by Messrs. Kaplan, Fisher and Mohiuddin will become eligible each month thereafter until July 21, 1998 as certain repurchase rights of the Company with respect to those shares lapse and 1,704,303 shares will be eligible for sale upon the achievement of a two-year holding period. Montgomery Securities also may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. In addition, beginning six months after the offering, the holders of 13,704,303 Restricted Shares will be entitled to certain rights with respect to registration of such shares for sale in the public market. If such holders sell in the public market, such sales could have a material adverse effect on the market price of the Company's Common Stock.

  Soon after the offering, the Company expects to register approximately 3,750,000 shares of Common Stock reserved for issuance under its stock option and purchase plans. As of September 30, 1996, options to purchase a total of 1,196,760 shares were outstanding (although all of the shares issuable upon exercise of such options will be subject to lock-up restrictions on sale for 180 days after the Effective Date) and 2,553,240 shares of Common Stock were reserved for future issuance under the Company's stock option and purchase plans. See "Shares Eligible for Future Sale."

BROAD MANAGEMENT DISCRETION IN ALLOCATION OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock offered hereby at an assumed initial public offering price of $9.00 per share, after deducting the estimated underwriting discount and offering expenses, are estimated to be approximately $22.6 million. The Company has no specific plan for such net proceeds. The Company intends to use the net proceeds, over time, primarily for working capital (including expansion of the Company's accounts receivable and inventory) and for other general corporate purposes. A portion of the net proceeds also may be used for the acquisition of businesses, products and technologies that are complementary to those of the Company. Accordingly, the Company's management will retain broad discretion as to the allocation of the proceeds of this offering. The failure of management to apply such funds effectively could have a material adverse effect on the Company's business, results of operations and financial condition. See "Use of Proceeds."

NO PRIOR MARKET FOR COMMON STOCK

  Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active public market will develop or be sustained after this offering or that investors will be able to sell the Common Stock should they desire to do so. The initial public offering price will be determined by negotiations between the Company and the representatives of the Underwriters and may bear no relationship to the price at which the Common Stock will trade upon completion of this offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

POSSIBLE VOLATILITY OF STOCK PRICE

  The market price of the shares of Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in the Company's results of operations, announcements of technological innovations, new sales formats by the Company or its competitors, developments with respect to patents, copyrights or proprietary rights, changes in financial estimates by securities analysts, conditions and trends in the Internet and electronic commerce industries, adoption of new accounting standards affecting the retail sales industry, general market conditions and other factors. Further, the stock markets, and in particular the Nasdaq National Market, have experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies and that often have been unrelated or disproportionate to the operating performance of such companies. The trading prices of many technology companies' stocks are at or near historical highs and reflect price earnings ratios substantially above historical levels. There can be no assurance that these trading prices and price earnings ratios will be sustained. These broad market factors may adversely affect the market price of the Company's Common Stock. These market fluctuations, as well as general economic, political and market conditions such as recessions, interest rates or international currency fluctuations, may adversely affect the market price of the Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such company. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company's business, results of operations and financial condition.

IMMEDIATE AND SUBSTANTIAL DILUTION

  Purchasers of the Common Stock in this offering will suffer immediate and substantial dilution of $7.40 per share in the net tangible book value of the Common Stock from the initial public offering price. To the extent that outstanding options to purchase the Company's Common Stock are exercised, there may be further dilution. See "Dilution."

                                  THE COMPANY

  ONSALE was incorporated in California in July 1994 and is expected to reincorporate in Delaware in January 1997. As used in this Prospectus, unless the context otherwise requires, the terms "Company" and "ONSALE" refer to ONSALE, a California corporation, and its successor Delaware corporation, ONSALE, Inc. The Company's Web site is located at http://www.onsale.com. Information contained in the Company's Web site shall not be deemed to be a part of this Prospectus. The Company's principal executive offices are located at 1861 Landings Drive, Mountain View, California 94043. The Company's telephone number is (415) 428-0600.

  ONSALE(R) is a registered trademark, and the ONSALE tag logo, Dutch Auction(TM), Yankee Auction(TM), Put your money where your mouse is(TM) and Steals and Deals(TM) are trademarks, of the Company. This Prospectus also includes trade names and trademarks of other companies.

  The Company intends to furnish to its stockholders annual reports containing audited financial statements and an opinion thereon expressed by independent certified public accountants.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,800,000 shares of Common Stock offered hereby are estimated to be $22.6 million at an assumed initial public offering price of $9.00 per share and after deducting the estimated underwriting discount and offering expenses ($26.1 million if the over-allotment option is exercised in full). The primary purposes of this offering are to obtain additional capital, to create a public market for the Common Stock and to facilitate future access to public markets. The Company has no specific plan for the net proceeds of the offering. The Company expects to use the net proceeds, over time, primarily for working capital (including expansion of the Company's accounts receivable and merchandise inventory) and other general corporate purposes. A portion of the proceeds may also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. From time to time, in the ordinary course of business, the Company evaluates potential acquisitions of such businesses, products or technologies. However, the Company has no present understandings, commitments or agreements with respect to any material acquisition of businesses, products or technologies. Pending use of the net proceeds for the above purposes, the Company intends to invest such funds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

  The Company has not paid any cash dividends on its capital stock to date. The Company currently anticipates that it will retain any future earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

                                CAPITALIZATION

  The following table sets forth the actual capitalization of the Company as of September 30, 1996, the capitalization of the Company on a pro forma basis to give effect to the exercise of all outstanding warrants and the conversion of all outstanding shares of Preferred Stock into Common Stock, and the pro forma capitalization of the Company as adjusted to give effect to the sale of the 2,800,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $9.00 per share and after deducting the estimated underwriting discount and offering expenses).

                                                       SEPTEMBER 30, 1996
                                                  -----------------------------
                                                  ACTUAL  PRO FORMA AS ADJUSTED
                                                  ------  --------- -----------
                                                         (IN THOUSANDS)
Stockholders' equity(1):
 Preferred Stock, $0.001 par value; 2,000,000
  shares authorized:
  Convertible Series A; 600,000 shares
   designated; 365,191 shares issued and
   outstanding, actual; no shares designated,
   issued or outstanding, pro forma and as
   adjusted...................................... $    1   $   --     $    --
  Convertible Series B; 204,521 shares
   designated; no shares
   issued or outstanding, actual; no shares
   designated, issued or outstanding, pro forma
   and as adjusted...............................     --       --          --
 Common Stock, $0.001 par value; 30,000,000
  shares authorized: 12,143,757 shares issued and
  outstanding, actual; 13,848,060 shares issued
  and outstanding, pro forma; 16,648,060 shares
  issued and outstanding, as adjusted(2).........     12       14          17
 Additional paid-in capital......................  2,378    4,323      26,906
 Accumulated deficit.............................   (219)    (219)       (219)
                                                  ------   ------     -------
   Total stockholders' equity....................  2,172    4,118      26,704
                                                  ------   ------     -------
    Total capitalization......................... $2,172   $4,118     $26,704
                                                  ======   ======     =======

--------
(1) See Notes 4 and 5 of Notes to Financial Statements.
(2) Excludes (i) 1,196,760 shares of Common Stock issuable upon exercise of stock options outstanding as of September 30, 1996 under the Company's 1995 Equity Incentive Plan, at a weighted average per share exercise price of $0.31, (ii) 2,303,240 shares reserved for future grants under its 1995 Equity Incentive Plan, (iii) 100,000 shares reserved for future grants under its 1996 Directors Stock Option Plan and (iv) 150,000 shares reserved for future issuances under its 1996 Employee Stock Purchase Plan. See "Management--Director Compensation," "Management--Employee Benefit Plans" and Notes 6 and 9 of Notes to Financial Statements.

                                   DILUTION

  The pro forma net tangible book value of the Company as of September 30, 1996, assuming the exercise of all outstanding warrants for an aggregate purchase price of approximately $1.9 million as a result thereof and the conversion of all outstanding shares of Preferred Stock into shares of Common Stock, was approximately $4.1 million, or $0.30 per share of Common Stock. "Pro forma net tangible book value per share" is determined by dividing the number of outstanding shares of Common Stock into the net tangible book value of the Company (total tangible assets less total liabilities). After giving effect to the sale by the Company of the 2,800,000 shares of Common Stock offered hereby (based upon an assumed initial public offering price of $9.00 per share and after deducting the estimated underwriting discount and offering expenses), the pro forma net tangible book value of the Company as of September 30, 1996 would have been approximately $26.7 million, or $1.60 per share. This represents an immediate increase in pro forma net tangible book value of $1.30 per share to existing stockholders and an immediate dilution of $7.40 per share to new investors. The following table illustrates this per share dilution:

   Assumed initial public offering price per share.................       $9.00
   Pro forma net tangible book value per share as of September 30,
    1996........................................................... $0.30
   Increase in pro forma net tangible book value per share
    attributable to new investors..................................  1.30
                                                                    -----
   Pro forma net tangible book value per share after offering......        1.60
                                                                          -----
   Dilution per share to new investors.............................       $7.40
                                                                          =====

  The following table summarizes, on a pro forma basis as of September 30, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the existing stockholders and by the investors purchasing shares of Common Stock in this offering, based upon an assumed initial public offering price of $9.00 per share:

                                 SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                                ------------------ -------------------   PRICE
                                  NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                                ---------- ------- ----------- ------- ---------
   Existing stockholders....... 13,848,060   83.2% $ 4,344,000   14.7%   $0.31
   New investors...............  2,800,000   16.8   25,200,000   85.3    $9.00
                                ----------  -----  -----------  -----
     Total..................... 16,648,060  100.0% $29,544,000  100.0%
                                ==========  =====  ===========  =====

  The foregoing table assumes (i) the exercise of all outstanding warrants for an aggregate purchase price of approximately $1.9 million and the conversion of all outstanding shares of Preferred Stock into shares of Common Stock and
(ii) no exercise of the Underwriters' over-allotment option or stock options outstanding under the Company's 1995 Incentive Stock Plan as of September 30, 1996. As of September 30, 1996, there were options outstanding under the Company's 1995 Equity Incentive Plan to purchase a total of 1,196,760 shares of Common Stock, at a weighted average exercise price of $0.31 per share. To the extent that any of these options is exercised, there will be further dilution to new investors. See "Capitalization" and Note 6 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

  The following selected financial data should be read in conjunction with the Company's financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The statement of operations data for the period from inception (July 1994) through December 31, 1995 and for the nine months ended September 30, 1996 and the balance sheet data as of December 31, 1995 and September 30, 1996 are derived from financial statements of the Company that have been audited by Price Waterhouse LLP, independent accountants, and are included elsewhere in this Prospectus. The statement of operations data for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 are derived from unaudited financial statements of the Company and include, in the opinion of the Company, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's results of operations for those periods. The historical results are not necessarily indicative of future results.

                                                            PERIOD FROM
                                   QUARTERS ENDED            INCEPTION     NINE MONTHS
                          -------------------------------- (JULY 1994) TO     ENDED
                          MARCH 31, JUNE 30, SEPTEMBER 30,  DECEMBER 31,  SEPTEMBER 30,
                            1996      1996       1996         1995(1)         1996
                            ----      ----       ----         -------         ----
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenue:
 Merchandise............   $  468    $1,493     $2,990         $   30        $ 4,951
 Commission.............      109       317        586            110          1,012
                           ------    ------     ------         ------        -------
 Total revenue..........      577     1,810      3,576            140          5,963
Cost of merchandise
 revenue................      418     1,380      2,665             27          4,463
                           ------    ------     ------         ------        -------
Gross profit............      159       430        911            113          1,500
                           ------    ------     ------         ------        -------
Operating expenses:
 Sales and marketing....       58       103        279            144            440
 General and
  administrative........       32       119        363            227            514
 Engineering............       52        97        154            182            303
                           ------    ------     ------         ------        -------
 Total operating
  expenses..............      142       319        796            553          1,257
                           ------    ------     ------         ------        -------
Income (loss) from
 operations.............       17       111        115           (440)           243
 Interest and other
  income................       --        --          3             --              3
                           ------    ------     ------         ------        -------
Income (loss) before
 income taxes...........       17       111        118           (440)           246
 Provision for income
  taxes.................       (2)      (11)       (12)            --            (25)
                           ------    ------     ------         ------        -------
Net income (loss).......   $   15    $  100     $  106         $ (440)       $   221
                           ======    ======     ======         ======        =======
Net income (loss) per
 share(2)...............   $ 0.00    $ 0.00     $ 0.01         $(0.03)       $  0.01
                           ======    ======     ======         ======        =======
Shares used to compute
 net income (loss) per
 share(2)...............   15,221    15,221     15,221         15,221         15,221
                           ======    ======     ======         ======        =======
SUPPLEMENTAL FINANCIAL
 DATA:
 Gross merchandise
  sales(3)..............   $1,792    $5,290     $9,246         $1,252        $16,328
                           ======    ======     ======         ======        =======
                                             DECEMBER 31,  SEPTEMBER 30,
                                                 1995           1996
                                                 ----           ----
                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................    $   20         $3,216
Working capital (deficiency)................      (449)         1,883
Total assets................................        73          4,291
Long-term obligations.......................        --             --
Total stockholders' equity (deficit)........      (419)         2,172

-------
(1) The Company's results of operations for the period from inception (July
    1994) to December 31, 1994 have been combined with the results of operations for the year ended December 31, 1995 due to the Company's limited activity during the earlier period. During 1994, the Company incurred expenses and reported a net loss of $41,000.
(2) See Note 1 of Notes to Financial Statements for an explanation of the determination of the number of shares used to compute net income (loss) per share.
(3) Represents what the Company's total revenue would have been if sales where the Company acted as a commissioned auction agent for its vendors ("Agent Sales") were recorded as transactions where the Company purchased or accepted consignment of merchandise from vendors for resale at auction ("Principal Sales"). This increased sales amount does not affect the Company's gross profit or net income. Management believes that gross merchandise sales provide a more consistent comparison between historical periods and to future periods than does total revenue. Gross merchandise sales should not be considered in isolation or as a substitute for other information prepared in accordance with GAAP. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of Notes to Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW

  ONSALE is a leading electronic retailer pioneering a new sales format, the interactive 24-hour online auction, designed to serve as an efficient and entertaining marketing channel. The Company currently specializes in selling refurbished and close-out computers, peripherals and consumer electronics over the Internet's World Wide Web (the "Web"). The Company was incorporated in July 1994 and commenced offering products for auction on the Internet in May 1995. For the period from inception (July 1994) to December 31, 1995, the Company's operating activities related primarily to recruiting personnel, purchasing operating assets, establishing vendor relationships and developing the computer infrastructure necessary to conduct live auctions on the Internet. During that period, the Company had total revenue of $140,000. The Company achieved profitability in the first quarter of 1996 and thereafter has increased its revenue and net income in each quarter.

  The Company obtains merchandise from vendors through one of two primary arrangements, either the Principal Sales model or the Agent Sales model. For certain of its vendors, the Company purchases or takes on consignment merchandise for resale in its auctions ("Principal Sales"). In Principal Sales transactions, the Company is responsible for the billing and shipping of the merchandise and recognizes the full sales amount as revenue upon verification of the credit card transaction authorization and shipment of the merchandise. In Principal Sales transactions, the Company bears both inventory risk and credit risk with respect to sales of its inventory. The Company believes its ability to liquidate its inventory quickly through its Internet auctions somewhat mitigates the cost of carrying inventory and the price erosion risk. In instances where credit card authorization has been received but the merchandise has not been shipped, the Company defers revenue recognition until the merchandise is shipped. With other vendors, the Company acts as an agent, conducts electronic auctions and processes orders in exchange for a commission on the sale of the vendors' merchandise ("Agent Sales"). In Agent Sales transactions, the Company recognizes the commissions as revenue upon completion of the auction process and forwarding of the auction sales information to the vendor. The Company is not subject to inventory risk under Agent Sales arrangements but does bear credit risk with respect to collection of receivables from its vendors. In certain circumstances, the Company will allow customers to return products and, accordingly, provides for allowances for estimated future returns at the time of shipment. See "Risk Factors--Risks of a Principal Sales Model."

  The Company's relationships with its vendors have evolved from a purely Agent Sales business, from its inception through most of 1995, to a business that now includes a significant percentage of Principal Sales transactions. For the nine months ended September 30, 1996, the portion of the Company's gross merchandise sales derived from Principal Sales increased to 30.3%, and the Company expects that this percentage will increase in the future. Gross merchandise sales amounts shown on the Company's statement of operations represent what the Company's total revenue would have been if all Agent Sales had been made as Principal Sales. Due to the ongoing evolution in the Company's operations toward the Principal Sales model, management believes that the information on gross merchandise sales is relevant to a reader of the Company's financial statements since it provides a more consistent comparison between historical periods and a more accurate comparison to future periods than does total revenue. Gross merchandise sales should not be considered in isolation or as a substitute for other information prepared in accordance with GAAP.

  The Company has an extremely limited operating history upon which to base an evaluation of the Company and its business and prospects. The Company's business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as electronic commerce. Although the Company has experienced significant growth in merchandise and commission revenue in recent periods, there can be no assurance that the Company's revenue will continue at its current level or increase. The Company's revenue depends substantially upon the level of auction activity on its Web site, which, in turn, depends upon the availability of merchandise from the Company's vendors. This availability is difficult to forecast with any degree of certainty. Accordingly, a substantial reduction in merchandise availability would have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the Company has relatively low operating margins and plans to increase its operating expenses significantly in order to increase the size of its staff, expand its marketing efforts, purchase larger volumes of merchandise to be sold at auction and support its growing infrastructure. Through 1996, neither the Company's President nor its Vice President of Development and Operations received any salary or bonus. Commencing January 1, 1997, each will receive a salary at the annual rate of $100,000. See "Management--Executive Compensation." To the extent that increases in operating expenses precede or are not subsequently followed by increased revenue, the Company's business, results of operations and financial condition will be materially adversely affected. See "Risk Factors--Limited Operating History."

RESULTS OF OPERATIONS

  Total Revenue

  Total revenue is comprised of commissions on Agent Sales and the gross value of Principal Sales including shipping paid to the Company by a customer. The Company had only $140,000 of total revenue in the period from inception (July
1994) to December 1995, most of which was derived from Agent Sales. Gross merchandise sales for that period were $1.3 million. In the first nine months of 1996, total revenue and gross merchandise sales grew to $6.0 million and $16.3 million, respectively. The Company's revenue growth was due to the significant growth of the Company's customer base and the amount of merchandise obtained from vendors. During the first nine months of 1996, the portion of the Company's gross merchandise sales derived from Principal Sales increased to 30.3%.

  Cost of Merchandise Revenue

  Cost of merchandise revenue (i.e., costs under the Principal Sales model) primarily consists of the costs of merchandise acquired under the Principal Sales model and the costs of warehouse handling, credit card processing and inbound and outbound shipping . Cost of merchandise revenue was minimal in absolute dollars and as a percentage of gross merchandise sales in the period from inception (July 1994) to December 31, 1995 because most transactions were structured as Agent Sales, which have no significant associated costs. Cost of merchandise revenue increased significantly in absolute dollars in the first nine months of 1996 both as a result of growth in the Company's overall business and as a result of the ongoing shift from the Agent Sales model to the Principal Sales model.

  Gross Profit

  Gross profit was $113,000 in the period from inception (July 1994) to December 31, 1995 and $1.5 million in the nine months ended September 30, 1996. In the latter period, gross profit on Principal Sales (which is calculated after credit card processing costs and warehousing costs) was $488,000 or 9.9% of gross merchandise sales made under the Principal Sales model. The remainder of gross profit ($1.0 million), which is attributable to Agent Sales, represented 8.9% of gross merchandise sales made under the Agent Sales model.

  Operating Expenses

  The Company's operating expenses have increased significantly since the Company's inception. This trend reflects the costs associated with the formation of the Company, recruiting of personnel, the development of its infrastructure, increased efforts to expand and market its services, and the Company's continued focus on enhancing its internal accounting policies and controls. The Company believes that continued expansion of its operations is essential to enhancing its brand name and maintaining its market share.

  Sales and Marketing. Sales and marketing expenses consist primarily of payroll and related expenses for sales and marketing personnel, advertising expenditures and promotional material. Sales and marketing expenses were $144,000 and $440,000 for the period from inception (July 1994) to December 31, 1995 and for the nine months ended September 30, 1996, respectively. Sales and marketing expenses as a percentage of gross merchandise sales were 11.5% and 2.7% for the period from inception (July 1994) to December 31, 1995 and for the nine months ended on September 30, 1996, respectively. The dollar increase in sales and marketing expenses was primarily attributable to expansion of the Company's Internet and print advertising, increases in the Company's marketing staff and increased expenses associated with promotion and marketing of the Company's services. The Company expects sales and marketing expenses to increase in absolute dollars but not to increase as a percentage of gross merchandise sales. However, there can be no assurance that gross merchandise sales will increase as rapidly as sales and marketing expenses.

  General and Administrative. General and administrative expenses consist of payroll and related expenses for customer service, merchandising, executive, accounting and logistical personnel, recruiting and other general corporate expenses. General and administrative expenses were $227,000 and $514,000 for the period from inception (July 1994) to December 31, 1995 and for the nine months ended September 30, 1996, respectively. General and administrative expenses as a percentage of gross merchandise sales were 18.1% and 3.1% for the period from inception (July 1994) to December 31, 1995 and for the nine months ended September 30, 1996, respectively. The dollar increase in general and administrative expenses was due to an increase in salaries and benefits, primarily due to the hiring of additional personnel, and facilities expenses. The Company expects general and administrative expenses to increase in absolute dollars in the future as the Company incurs additional costs related to being a public company, expands its staff and facilities and begins compensating its President, Mr. Kaplan, in January 1997 (see "Management-- Executive Compensation"), but to decline as a percentage of gross merchandise sales. However, there can be no assurance that gross merchandise sales will increase more rapidly than general and administrative expenses.

  Engineering. Engineering expenses consist primarily of payroll and related expenses for engineering personnel and consultants who develop, operate and monitor the Company's Web site and related systems. Engineering expenses were $182,000 and $303,000 for the period from inception (July 1994) to December 31, 1995 and for the nine months ended September 30, 1996, respectively. Engineering costs as a percentage of gross merchandise sales were 14.5% and 1.9% for the period from inception (July 1994) to December 31, 1995 and for the nine months ended September 30, 1996, respectively. The dollar increase in engineering expenses was primarily attributable to increased staffing and associated costs relating to enhancing the features and functionality of the Company's Web site and related systems. To date, all engineering costs have been expensed as incurred. The Company did not compensate Mr. Fisher, its Vice President of Development and Operations during these periods but expects to begin compensating Mr. Fisher in January 1997. The Company expects engineering expenses to increase in absolute dollars in the future but not to increase as a percentage of gross merchandise sales. However, there can be no assurance that gross merchandise sales will increase more rapidly than engineering expenses.

  Income Taxes

  The Company had a net loss for the period from inception (July 1994) to December 31, 1995 and no provision for income taxes was recorded for that period. For the nine months ended September 30, 1996, the Company generated income before income taxes of $246,000 and recorded a provision for income taxes of $25,000, representing an effective income tax rate of 10.2%. This effective tax rate was below the statutory rate primarily because the Company utilized its net operating loss carryforwards. As of September 30, 1996, the Company had fully utilized its net operating loss carryforwards for federal and state income tax purposes. See Note 7 of Notes to Financial Statements.

QUARTERLY RESULTS OF OPERATIONS

  The following table sets forth certain unaudited quarterly statement of operations data for the seven quarters in the period ended September 30, 1996. In the opinion of management, this information has been prepared substantially on the same basis as the financial statements appearing elsewhere in this Prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results when read in conjunction with the financial statements of the Company and related notes thereto appearing elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

                                                   QUARTERS ENDED
                          ----------------------------------------------------------------
                          MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30, SEPT. 30,
                          1995 (1)   1995     1995      1995     1996     1996     1996
                          -------- -------- --------- -------- -------- -------- ---------
                                                   (IN THOUSANDS)
Revenue:
 Merchandise............    $ --     $ --     $  --    $  30    $  468   $1,493   $2,990
 Commission.............      --       17        23       70       109      317      586
                            ----     ----     -----    -----    ------   ------   ------
  Total revenue.........      --       17        23      100       577    1,810    3,576
Cost of merchandise rev-
 enue...................      --       --        --       27       418    1,380    2,665
                            ----     ----     -----    -----    ------   ------   ------
Gross profit............      --       17        23       73       159      430      911
                            ----     ----     -----    -----    ------   ------   ------
Operating expenses:
 Sales and marketing....       1       30        44       69        58      103      279
 General and
  administrative........      54       49        61       63        32      119      363
 Engineering............      31       25        49       77        52       97      154
                            ----     ----     -----    -----    ------   ------   ------
  Total operating
   expenses.............      86      104       154      209       142      319      796
                            ----     ----     -----    -----    ------   ------   ------
Income (loss) from oper-
 ations.................     (86)     (87)     (131)    (136)       17      111      115
 Interest and other
  income................      --       --        --       --        --       --        3
                            ----     ----     -----    -----    ------   ------   ------
Income (loss) before in-
 come taxes.............     (86)     (87)     (131)    (136)       17      111      118
 Provision for income
  taxes.................      --       --        --       --        (2)     (11)     (12)
                            ----     ----     -----    -----    ------   ------   ------
Net income (loss).......    $(86)    $(87)    $(131)   $(136)   $   15   $  100   $  106
                            ====     ====     =====    =====    ======   ======   ======
SUPPLEMENTAL FINANCIAL
 DATA:
 Gross merchandise sales
  (2)...................    $ --     $226     $ 199    $ 827    $1,792   $5,290   $9,246
                            ====     ====     =====    =====    ======   ======   ======

--------
(1) The Company's results of operations for the period from inception (July
    1994) to December 31, 1994 have been combined with the results of operations for the quarter ended March 31, 1995 due to the Company's limited activity during the earlier period. During 1994, the Company incurred expenses and reported a net loss of $41,000.
(2) Represents what the Company's total revenue would have been if sales where the Company acted as a commissioned auction agent for its vendors ("Agent Sales") were recorded as transactions where the Company purchased or accepted consignment of merchandise from vendors for resale at auction ("Principal Sales"). This increased sales amount does not affect the Company's gross profit or net income. Management believes that gross merchandise sales provide a more consistent comparison between historical periods and to future periods than does total revenue. Gross merchandise sales should not be considered in isolation or as a substitute for other information prepared in accordance GAAP. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of Notes to Financial Statements.

  The Company's merchandise revenue, commission revenue, total revenue and gross merchandise sales have all increased significantly from one quarter to the next since the quarter ended September 30, 1995. Merchandise revenue has increased as a percentage of gross merchandise sales each quarter since September 30, 1995, representing 3.6%, 26.1%, 28.2% and 32.3% of such sales in the quarters ended December 31, 1995, March 31, 1996, June 30, 1996 and September 30, 1996, respectively.

  Cost of merchandise revenue as a percentage of merchandise revenue remained relatively constant in the last four quarters, varying from 89.1% to 92.4% and yielding a gross margin from 7.6% to 10.9%. Gross margin on Agent Sales increased from 8.3% to 9.4% in the same four quarters. However, because commission revenue has no cost of revenue associated with it, the Company's gross profit as a percentage of gross merchandise sales has declined in each quarter since September 30, 1995 (except the quarter ended September 30, 1996) as gross merchandise sales from Agent Sales became a smaller percentage of the Company's gross merchandise sales.

  All three operating expense categories have increased each quarter since March 31, 1995 except the quarter ended March 31, 1996. Each category of operating expenses decreased in that quarter because the Company implemented a cost reduction policy. Each category of operating expenses has decreased as a percentage of gross merchandise sales each quarter since September 30, 1995 except general and administrative expenses, which increased as a percentage of such sales in the quarters ended June 30 and September 30, 1996 as a result of growth in the Company's infrastructure, and sales and marketing expenses, which increased as a percentage of gross merchandise sales in the quarter ended September 30, 1996 as a result of increased Internet and print advertising and a promotion program for a single product offering.

FLUCTUATION IN OPERATING RESULTS

  The Company's operating results have fluctuated in the past, and are expected to continue to fluctuate in the future, due to a number of factors, many of which are outside the Company's control. These factors include (i) the Company's ability to attract new customers at a steady rate, manage its inventory mix and the mix of products offered at auction, meet certain pricing targets, liquidate its inventory in a timely manner, maintain gross margins and maintain customer satisfaction, (ii) the availability and pricing of merchandise from vendors, (iii) product obsolescence and pricing erosion, (iv) consumer confidence in encrypted transactions in the Internet environment, (v) the amount and timing of costs relating to expansion of the Company's operations, (vi) the announcement or introduction of new types of merchandise or customer services by the Company or its competitors, (vii) technical difficulties with respect to consumer use of the auction format on the Company's Web site, (viii) delays in revenue recognition at the end of a fiscal period as a result of shipping or logistical problems, (ix) the level of merchandise returns experienced by the Company and (x) general economic conditions and economic conditions specific to the Internet and electronic commerce. As a strategic response to changes in the competitive environment, the Company may from time to time make certain service, marketing or supply decisions or acquisitions that could have a material adverse effect on the Company's quarterly results of operations and financial condition. The Company also expects that, in the future, it like other retailers may experience seasonality in its business. Due to all of the foregoing factors, in some future quarter the Company's operating results may fall below the expectations of securities analysts and investors. In such event, the trading price of the Company's Common Stock would likely be materially adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

  Since inception, the Company has financed its operations primarily through the private sale of convertible preferred stock for approximately $2.3 million, cash flows from operations and advances from its founders of $496,000. Net cash used in operating activities for the period from inception (July 1994) to December 31, 1995 was $210,000 and net cash provided by operating activities for the nine months ended September 30, 1996 was $873,000. The net cash used in operating activities from inception (July 1994) to December 31, 1995 was primarily attributable to the net loss from operations of $440,000, partially offset by increases in accounts payable and accrued expenses of $103,000 and $117,000, respectively. The net cash provided by operating activities during the nine months ended September 30, 1996 was primarily attributable to net income of $221,000 and increases in accounts payable of $711,000, accrued expenses of $319,000 and deferred revenue of $371,000, partially offset by increases in accounts receivable and inventory of $329,000 and $273,000, respectively.

  Net cash of $270,000 provided by financing activities from inception (July
1994) to December 31, 1995 resulted almost entirely from advances from two of the Company's founders. In the nine months ended September 30, 1996, a venture capital group purchased Series A Preferred Stock and certain warrants for approximately $2.3 million, two of the founders advanced to the Company an additional $226,000 and the Company sold $25,000 of its Common Stock. Net cash used in investment activities comprised purchases of property and equipment of $40,000 and $273,000 for the period from inception (July 1994) to December 31, 1995 and for the nine months ended September 30, 1996, respectively.

  As of September 30, 1996, the Company had approximately $3.2 million of cash and cash equivalents. As of that date, the Company's principal commitments consisted of $496,000 of advances due to the founders and obligations outstanding under its operating leases. The Company intends to repay the advances during the fourth quarter of 1996. Although the Company has no material commitments for capital expenditures, it anticipates purchasing approximately $500,000 of property and equipment in 1997, primarily for computer equipment and furniture and fixtures. As the Company continues to enter into more transactions structured as Principal Sales, the Company will need to commit more cash to support a larger merchandise inventory. Also, as a result of the Company's intention to offer credit to certain customers, the Company may require additional cash to support growth in account receivables. The Company believes that the net proceeds from this offering, together with its current cash and cash equivalents, the approximately $1.9 million of cash to be received upon the exercise of the outstanding warrants and its cash flows from operations, if any, will be sufficient to meet it anticipated cash needs for working capital and capital expenditures for at least the next 12 months. Thereafter, if cash generated from operations is insufficient to satisfy the Company's liquidity requirements, the Company may seek to sell additional equity or convertible debt securities or obtain a credit facility. The sale of additional equity or convertible debt securities could result in additional dilution to the Company's stockholders. There can be no assurance that financing will be available to the Company in amounts or on terms acceptable to the Company.

                                   BUSINESS

  This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW

  ONSALE is a leading electronic retailer pioneering a new sales format, the interactive 24-hour online auction, designed to serve as an efficient and entertaining marketing channel. The Company currently specializes in selling refurbished and close-out computers, peripherals and consumer electronics over the Internet's World Wide Web. ONSALE's online auctions provide an exciting sales format that leverages the unique characteristics of the Web, such as interactivity and a sense of community. The Company believes that the consumer enthusiasm generated by its auction format, the emergence of the Internet as an effective new sales medium and the Company's highly automated infrastructure combine to create a significant retailing opportunity.

  ONSALE has sold over $35 million of merchandise to more than 50,000 customer accounts since its first auction in May 1995. To date, the Company has auctioned over 200,000 merchandise items, of which over 65,000 were auctioned in the third quarter of 1996. More than 1.0 million unique Internet users have visited ONSALE's electronic auctions. Over 100,000 of these users are registered bidders, with over 30,000 registering in the third quarter of 1996 alone.

INDUSTRY BACKGROUND

  Electronic Commerce on the Internet

  The Internet is an increasingly significant global medium for communication and commerce. Growth in Internet usage has been driven by the emergence of the Web, which uses graphical user interface technology to simplify the transmission and retrieval of information over the Internet. IDC estimates the number of active Web users will increase from 16 million at the end of 1995 to approximately 34 million at the end of 1996 and to approximately 163 million by the year 2000. As the number of users has grown, retailers have been attracted to the Internet as a medium for reaching millions of consumers at low cost. IDC estimates that the total value of goods and services purchased on the Web will increase from $318 million in 1995 to $95 billion in the year 2000.

  The Internet is evolving into a unique marketing channel, just as retail stores, mail order catalogs and television shopping have previously evolved as unique channels. By directly operating their own Web sites, Internet retailers can interact with customers in real-time by frequently adjusting their product mix, pricing and visual presentation. In addition, the global reach of the Internet allows retailers to build large, geographically-dispersed customer bases more quickly than traditional retailers and catalog marketers. Unlike traditional marketing channels, Internet retailers do not have the burdensome costs of a significant retail store infrastructure, the continuous printing and mailing costs of a catalog marketer or the store personnel or call center costs borne by traditional retailers and catalog marketers.

  Historically, online "shopping malls" available on the larger private networks, like America Online and CompuServe, as well as on the Internet, have offered merchandise from major catalog and retail firms, such as Land's End, Damark and L.L. Bean. In these online malls, the customer shops by moving from one page to the next in an online catalog until an item of interest is located. While straightforward in concept, this method of selling has limitations. The merchandise available online is usually identical to that available through the merchants' own catalogs and retail stores, providing no unique advantage to online retailing. There typically is no price advantage to online merchandise, because the merchants do not wish to compete with their own catalogs and retail stores on the basis of price. As a result, traditional implementations of online catalogs fail to exploit a chief advantage of the Internet medium--the ability to change dynamically product mix, pricing and visual presentation.

  Market for Refurbished and Close-out Merchandise

  Each year, manufacturers dispose of significant volumes of refurbished and close-out merchandise. Refurbished products are those that typically require a nominal amount of service, such as minor repairs, cleaning and repackaging prior to being sold as refurbished goods. Close-out merchandise includes new products that have or will shortly become obsolete, typically due to a change in selling seasons or the introduction of new models.

  While the market for refurbished and close-out products is difficult to measure, the Company believes that tens of billions of dollars of such merchandise are sold each year. The PC and consumer electronics markets in particular are characterized by significant quantities of such merchandise due to short product life cycles and the prevalence of returned items through the consumer retailing channel. According to IDC, the total PC market was estimated to be greater than $160 billion in 1996. The Company estimates that at least 7% of this market is comprised of refurbished goods, resulting in a market for refurbished PCs estimated to exceed $11 billion in 1996.

  The disposal of refurbished and close-out goods represents a substantial burden on many manufacturers. Refurbished and close-out goods are sold through a fragmented industry consisting of auction houses, catalogs, company stores or "outlets," resellers and specialized retailers, as well as large superstores and mass merchants that are not committed to the resale of these goods and generally sell them as a supplementary product line or "loss leader." Since manufacturers lack control over pricing and product placement in this fragmented channel, the prices they realize on products are often affected. These channel conflicts also undermine channel loyalty and the vendor's brand image. Manufacturers have an interest in accessing a distribution channel that enables them to dispose of significant quantities of merchandise quickly and at the best prices possible, without affecting their traditional sales channels.

ONSALE TODAY

  ONSALE is a leading electronic retailer pioneering a new sales format, the interactive 24 hour online auction, designed to serve as an efficient and entertaining marketing channel. The Company currently specializes in selling refurbished and close-out computers, peripherals and consumer electronics over the Internet's World Wide Web. ONSALE's online auctions provide an exciting sales format that leverages the unique characteristics of the Web, such as interactivity and a sense of community. The Company believes that the consumer enthusiasm generated by its auction format, the emergence of the Internet as an effective new sales medium and the Company's highly automated infrastructure combine to create a significant retailing opportunity.

  ONSALE has sold over $35 million of merchandise to more than 50,000 customer accounts since its first auction in May 1995. To date, the Company has auctioned over 200,000 merchandise items, of which over 65,000 were auctioned in the third quarter of 1996. More than 1.0 million unique Internet users have visited ONSALE's electronic auctions. Over 100,000 of these users are registered bidders, with over 30,000 registering in the third quarter of 1996 alone.

  The Company posts online descriptions and images of merchandise for sale on its Web site on a continuing basis. Currently, the Company operates three auctions per week in two-day auction cycles. ONSALE generally offers over 500 different items at any given time, selling quantities from one to several hundred of each item with items that generally range in price from $50 to $1,500 each. Customers can bid 24 hours a day 7 days a week. Each week, tens of thousands of customers visit the Company's site to review the latest merchandise and bid on items of interest. When customers are outbid, they receive an email message alerting them and permitting them to increase their bid by return email or via the Company's Web site. At the designated closing time, the winning bidders are selected and an email message is sent to them confirming their purchases. The entire auction process, from the posting of the items for auction through notification of the winners, has been automated by the Company through the use of internally developed proprietary software. In addition, the Company has developed proprietary software that automates product fulfillment functions, including billing, shipping and tracking.

  The Company believes that online auctions represent an exciting sales format that leverages the unique characteristics of the Internet, such as interactivity and the sense of community built by customers competitively bidding in an auction environment. Furthermore, the Company believes the knowledge, interests and spending habits of the typical Internet user make computers, peripherals and consumer electronics ideal merchandise for this sales format and that refurbished and close-out merchandise are particularly well suited for the online auction format because there is no widely accepted fair market value for those items. The difference of opinion among potential purchasers regarding the value of such goods permits the spirited bidding of the interactive auction process. In contrast to the market for new merchandise where vendors traditionally set a fixed price, both the vendors and customers for refurbished and close-out merchandise accept variability in pricing. The Company's Internet auctions are designed to offer customers the following benefits:

  . Compelling Merchandise and Pricing. The Company's rotating merchandise mix gives customers the opportunity to bid on desirable items and includes a number of different product categories, mostly from well known, name brand manufacturers. Every auction cycle includes new items, which keeps the Web site fresh and appealing. This changing product/price mix and the auction format give the Company's visitors the impression that they may be able to obtain exceptional deals every time they visit the site. This compelling sales format has led to repeat customers who bid on average 5.3 times during the quarter ended September 30, 1996.

  . Entertainment and Excitement. The Company's auctions are designed to be fun and exciting, adding the "lure of the bargain" and "thrill of the hunt" to the retailing experience. The Company's customers do not simply purchase merchandise--they "win" it. Competition and gamesmanship are inherent in the Company's auction format, which the Company believes enables it to attract and maintain a large and loyal customer base. During September 1996, the average visitor to the Company's Web site spent approximately 42 minutes watching and bidding in auctions, according to a survey conducted by PC Meter.

  . Community. As part of their bids, bidders are allowed to place brief comments that are displayed in the list of currently winning bids on each merchandise item page. Bidders use these comments to communicate with other bidders in attempts to "psyche out" or cooperate with other bidders. These comments, which generally are humorous, good-natured and in the spirit of competition, build a sense of community. This interactive shopping medium creates a sense of being "where the action is."

  . Convenience. The Company brings retail shopping directly into consumers' homes and offices. Customers do not need to travel to fixed locations during limited hours to purchase items. ONSALE's Web site enables customers to place bids at any time during the day or night, in an unintimidating atmosphere and without the pressure of salespeople or auctioneers.

  The Company believes that it also provides substantial benefits to vendors. By pioneering a novel sales format in a new medium available to a very broad audience, the Company believes that it offers vendors a way to sell refurbished and close-out merchandise quickly at attractive prices with minimal interference with other marketing channels. The Company's business format is designed to offer vendors the following benefits:

  . Efficient Distribution Solution. ONSALE's frequently updated electronic auction format provides manufacturers a distribution channel designed to accommodate unpredictable, odd lot quantities and to reach a geographically broad group of consumers. The Company believes it represents an efficient alternative to existing channels and a practical solution to a large and growing problem for vendors--the disposal of refurbished and close-out merchandise.

  . Resolution of Channel Conflict. Sales of refurbished and close-out merchandise through ONSALE are designed to avoid the channel conflicts inherent in other distribution channels, where similar or identical merchandise sell at different prices. By selling to a geographically-broad customer base, the Company reduces the cannibalizing effect that the sales of refurbished and close-out merchandise can have on the distribution of new products.

  . Superior Inventory Liquidation. Manufacturers and vendors in the process of liquidating refurbished and close-out merchandise are compelled to liquidate inventory in a quick and expedient manner due to rapid price declines while attempting to get the best prices possible for their merchandise, increasing the frequency of the Company's auctions and its ability to add new items continuously, the Company is able to post the inventory items for auction immediately upon receipt of the merchandise and increase the vendors' ability to dispose of inventory quickly. By selling inventory quickly, vendors are able to avoid some of the inventory price erosion that is typical in other channels and to obtain attractive prices for their products. In addition, the Company's automated systems simplify the liquidation process, creating a convenient sales channel for vendors.

BUSINESS STRATEGY

  The Company's objective is to become one of the dominant retailers on the Internet. The Company intends to leverage its position as a leading Internet retailer of refurbished and close-out merchandise by pursuing the following key strategies:

  Increase Market Awareness and Brand Recognition

  The Company believes that ONSALE is a leading brand name in Internet commerce. The Company operates in a market in which its brand franchise is critical to attracting high quality vendors and a high level of customer traffic. Accordingly, the Company's strategy is to promote, advertise and increase its visibility through a variety of marketing and promotional techniques including advertising on leading Internet sites and in printed media, conducting an ongoing public relations campaign and obtaining links from other Web sites.

  Provide Compelling Retailing Experience for Customers

  The Company believes auction buyers are attracted by the perceived bargain prices and the inherent excitement of competitively winning desired merchandise. Accordingly, the Company intends to continue offering customers a wide array of opportunities to buy desired merchandise at bargain prices by increasing the frequency of the Company's auctions (currently three cycles per week) and continuing to rotate the selection of merchandise.

  Expand and Strengthen Long-Term Vendor Relationships

  The Company's ability to attract, secure and obtain large quantities of branded merchandise for its Internet auctions is key to its success. The Company is aggressively building its merchandise buying staff to facilitate securing long-term relationships with a variety of merchandise vendors. The Company seeks to be its vendors' preferred choice for liquidating refurbished and close-out merchandise. The Company intends to strengthen its vendor relationships by offering better purchasing terms and more convenient service through more automated order processing and superior logistical arrangements. In addition, the Company believes its rapid auction process makes it a convenient sales channel for vendors to liquidate large volumes of merchandise.

  Emphasize Principal Sales Model

  When the Company commenced operations, it performed most of its business on an agency basis by conducting auctions on behalf of its vendors, which fulfilled orders and collected payment. The Company is increasing the number of vendor relationships where it acts as a principal and performs or arranges most of the order fulfillment, payment and shipping functions, as well as provides limited customer support. By purchasing merchandise and undertaking these additional functions, the Company believes that it will be able to expand gross margins, improve customer service and control its costs more efficiently.

  Develop Incremental Revenue Opportunities

  The Company believes that a significant opportunity exists to develop incremental revenue opportunities, including expanding its product mix with other products that are well suited for the Internet's electronic format. The Company also believes that the high level of traffic on its Web site provides an attractive alternative for advertising on its Web site. In addition, the Company is considering expanding its sales to customers outside its current markets of the United States and Canada.

  Build on Leading Technology

  The Company believes that one of its competitive advantages is its internally developed proprietary software that is specifically designed for Internet auctions. This software conducts automated auctions with thousands of customers, processes those customers' orders and payments, coordinates and performs order fulfillment and provides certain customer support functions. The Company intends to enhance its software to provide an even more compelling shopping experience, as well as to streamline its order processing, warehousing and distribution, and customer support functions.

THE ONSALE PROCESS

  The entire ONSALE auction process is fully automated. The Company posts descriptions and images of the merchandise being offered for auction on its Web site. The Company generally offers customers the opportunity to bid for merchandise through the "Yankee auction" format. In this format, a number of identical items of merchandise are offered for sale at the same time. When the auction closes, the highest bidders win the available inventory at their actual bid price. Thus, each winning bidder may pay a price that is different from the prices paid by other winning bidders. When bidders' prices are equal, then bids for larger quantities and with earlier initial bid times prevail. This allows customers to employ a variety of strategies that make bidding interesting.

  To bid, a customer completes and submits a simple electronic registration form found on the Company's Web site. Once registered, the customer can bid and buy at will. As bids are received, ONSALE's Web pages are instantly updated to display the current high bidders' initials, city and state, and an optional comment to personalize the bidding. Customers are notified by email when they are outbid and can then respond by return email or via the Company's Web site to increase the bid. In addition, customers can monitor their bid status on ONSALE's Web site. Once auctions have closed, the Company's auction software informs the winning bidders by email and creates an order. The customer's credit card is then charged and the merchandise is shipped either by the Company or its vendor.

  The Company from time to time uses other auction formats, including the following: (i) the "Dutch auction," in which the Company offers a number of identical items for sale at the same time and the highest bidders win the available inventory at the lowest successful bidder's price; (ii) the "Standard" auction for the auction of a single item of merchandise, in which the auctioned item goes to the highest bidder; (iii) the "Buy or Bid" auction, in which the Company permits customers to bid on an item either at the posted asking price, or below the asking price in the hope of receiving the item at the lower price; and (iv) the "Straight Sale," in which the Company posts each item at a listed price and customers' orders immediately are accepted at the listed price.

MERCHANDISE

  The Company offers more than 500 different merchandise items for auction three times per week. This merchandise consists primarily of refurbished and close-out computers, peripherals and consumer electronics. The Company believes that rotating its merchandise mix keeps its Web site fresh and appealing and encourages customers to revisit the site frequently. The Company believes a well-coordinated merchandise assortment is key to its success, and employs a staff of seasoned buyers from the computer and consumer electronics industries to achieve this goal.

  The Company primarily offers merchandise in the following categories:

    Personal Computers. The Company offers PCs, including desktops, notebooks and microcomputers.

    Printers, Monitors and Scanners. The Company offers laser, laser jet and color jet printers, color and black and white monitors, related accessories and toner cartridges, and flatbed scanners.

    Computer Peripherals. The Company sells memory chips, disc drives, CPU chips, controllers, CD-ROMs, multimedia accessories, modems, motherboards, video cards, mice and keyboards.

    Network Equipment. The Company sells a variety of network equipment, including file servers, repeaters, hubs and routers, and Ethernet and token ring cards and accessories.

    Consumer Electronics. The Company sells home theater items (such as VCRs, receivers, speakers and CD players), photography equipment (such as camcorders and cameras), portable televisions, portable audio and car stereo equipment (such as AM/FM cassette and CD players, speakers and tuners) and home office items (such as facsimile machines, answering machines and telephones). The Company is continuing to expand its offerings of consumer electronics.

    Software. The Company sells home gameplayer, PC, educational, and home and office software.

  The Company's merchandise includes brands such as AT&T, Aiwa, Apple, Canon, Compaq, Dell, Hewlett-Packard, Intel, JVC, Kenwood, Lexmark, NEC, Packard Bell, Seagate, Sega, Sherwood and Toshiba. Regardless of the source of the merchandise, most merchandise sold by the Company carries a warranty provided by the vendor, which greatly reduces the Company's customer service expenses. The Company is entirely dependent upon vendors to supply it with merchandise for sale through the Company's Internet auctions and the availability of merchandise is unpredictable. In the first nine months of 1996, approximately 38% of the Company's gross merchandise sales was derived from merchandise acquired from only four vendors and one vendor accounted for approximately 20% of gross merchandise sales. The Company has no long-term contracts or arrangements with its other vendors that guarantee the availability of merchandise for its auctions. There can be no assurance that the Company's current vendors will continue to sell merchandise to the Company or otherwise provide merchandise for sale in the Company's auctions or that the Company will be able to establish new vendor relationships that ensure merchandise will be available for auction on the Company's Web site. The Company also relies on many of its vendors to process and ship merchandise to customers. The Company has limited control over the shipping procedures of its vendors, and shipments by these vendors have often been subject to delays. Although most merchandise sold by the Company carries a warranty supplied either by the manufacturer or the vendor and the Company is not obligated to accept merchandise returns, the Company in fact has accepted returns from customers for which the Company did not receive reimbursements from its vendors or manufacturers. If the Company is unable to develop and maintain satisfactory relationships with vendors on acceptable commercial terms, if the Company is unable to obtain sufficient quantities of merchandise, if the quality of service provided by such vendors falls below a satisfactory standard or if the Company's level of returns exceeds its expectations, the Company's business, results of operations and financial condition will be materially adversely affected.

VENDOR RELATIONSHIPS

  The Company obtains merchandise directly from computer and electronics manufacturers, such as Apple Computer, Hewlett-Packard, Lexmark, NEC, Packard Bell and Toshiba, and indirectly through other vendors, such as Vircom. One of the Company's vendors, NEC, accounted for 20% of the Company's gross merchandise sales in the first nine months of 1996. No other vendor accounted for more than 10% of the Company's gross merchandise sales, although four of the Company's vendors accounted for over 38% of its gross merchandise sales in the first nine months of 1996. Since merchandise availability is unpredictable, strong vendor relationships are critical to the Company's success. See "Risk Factors--Reliance on Merchandise Vendors." As a result, the Company's buying staff maintains ongoing contact, frequently on a daily basis, with its vendors to learn when new merchandise becomes available. The Company obtains merchandise from vendors through one of two primary arrangements, either the Principal Sales model or the Agent Sales model.

  . Principal Sales Model. The Company acts as a direct purchaser of merchandise or consignment seller for vendors. By purchasing merchandise, the Company assumes the full inventory and price risk involved in selling such merchandise. The Company believes its ability to liquidate its inventory quickly through its Internet auctions somewhat mitigates the cost of carrying inventory and the price erosion risk. The Company intends to increase its purchasing of merchandise from vendors, particularly from manufacturers, because the Company believes it will achieve higher gross margins by purchasing merchandise. The Company's ability to achieve higher gross margins, however, depends on the ability of its buying staff to purchase inventory at attractive prices relative to the resale value of the inventory at auction, and there can be no assurance that the Company's buying staff will continue to purchase items at attractive prices relative to their resale value at auction. Sales of purchased inventory accounted for 21% of the Company's gross merchandise sales in the third quarter of 1996.

     For sales on consignment, the Company negotiates a percentage fee that it takes out of the total proceeds of the sale and returns the net amount to the vendor, plus shipping costs if the vendor is shipping the merchandise on behalf of the Company. The Company's profit margin on a given consignment sales is generally fixed. The Company charges a customer's credit card and either ships the merchandise itself or delivers information to the vendor, which ships the merchandise to the customer. The Company's consignment arrangements usually provide for the Company to return merchandise to the vendor for credit in the event of a customer return. By selling merchandise on consignment, the Company avoids the risk that it will not be able to liquidate its inventory in a timely manner. Consignment sales represented 11% of the Company's gross merchandise sales in the third quarter of 1996. See "Risk Factors--Risks of a Principal Sales Model."

  . Agent Sales Model. The Company also sells merchandise by acting as a sales agent for vendors. Under this arrangement, at the conclusion of an auction the Company forwards the order information to the vendor, which then charges the customer's credit card and ships the merchandise. The Company receives a commission based upon a percentage of the price. In an agency relationship, the Company does not take title to the merchandise, and the vendor bears the risk of credit card charge backs. The Company, however, must rely on the vendor to charge customers and ship merchandise on a timely basis. In the third quarter of 1996, Agent Sales accounted for 68% of the Company's gross merchandise sales. See "Risk Factors-- Reliance on Merchandise Vendors."

SALES AND MARKETING

  The Company sells to end users, small and home office purchasers, and others. During the quarter ended September 30, 1996, the Company believes that, on average, more than 25,000 unique Internet users visited its Web site each day, that approximately 10% of new visitors became bidders, and that the average winning bid was approximately $225. See "Risk Factors--Developing Market; Uncertain Acceptance of the Internet as a Medium for Commerce: and Risk Factors--Uncertain Acceptance of the ONSALE Brand."

  To achieve its objective of becoming one of the dominant retailers on the Internet, the Company has developed a marketing strategy based on strengthening its brand name and increasing customer traffic to its Web site. The Company employs a mix of media and promotional activities to achieve these goals.

  Internet Advertising. The Company places advertisements on various high-profile and high-traffic conduit Web sites, including c|net, Lycos, Excite, Yahoo! and Infoseek. These advertisements usually take the form of banners that encourage readers to click through directly to the Company's Web site.

  Print Media Advertising. The Company engages in a coordinated program of print advertising in general circulation newspapers and magazines, such as The Wall Street Journal and USA Today, and in trade publications such as Computer Shopper.

  Public Relations Campaign. The Company's marketing team launched an ongoing public relations campaign in July 1996. This campaign has resulted in the Company's being featured on television shows such as "CNN Financial News," MSNBC's "The Site" and PBS's "Computer Chronicles" and in the publication of articles in The Wall Street Journal, Business Week, Internet Week, Computer Reseller News, PC Week and the Los Angeles Times. The Company was awarded the 1996 Lighthouse Award for Excellence by the Channelmarker Letter.

  Links from Other Web Sites. Approximately 1,000 Web sites have links to ONSALE's Web site, including links from prominent "What's Cool" pages. The Company believes such links are a significant factor in increasing brand awareness and generating customer traffic to the Company's Web site.

  Customer Electronic Mail Broadcasts. The Company actively markets to its own base of customers through email broadcasts. All bidders in the Company's auctions are automatically added to the Company's electronic mailing list, which presently numbers over 100,000 registrants. The Company currently sends more than 300,000 email messages each week announcing new items available at auction.

  Promotional Contests. The Company runs contests and give-away programs from its Web site to promote bidding by regular customers and new visitors to the site. The contests usually ask the participant to guess the answer to a question by placing a zero cost bid in exchange for the chance to win a free prize, such as a cordless phone. Such contests and give-away programs acclimate substantial numbers of new customers to the bidding process by allowing them to bid in a risk-free environment.

MERCHANDISE DISTRIBUTION

  The Company does not currently own or lease warehouse space and relies instead on contract fulfillment warehouses for the bulk of its fulfillment and logistics requirements. The Company currently uses FedEx, although it is in the process of switching to Gage. The Company is evaluating whether to alter its distribution strategy for purchased inventory by establishing or acquiring its own warehouse and distribution facilities, although it has no present intention to do so. The Company also relies on many of its vendors to process and ship merchandise to customers. The Company has limited control over the shipping procedures of its vendors and shipments by these vendors have often been subject to delays. See "Risk Factors--Reliance on Merchandise Vendors" and "Risk Factors--Reliance on Other Third Parties."

CUSTOMER SUPPORT AND SERVICE

  The Company believes that its ability to establish and maintain long-term relationships with its customers and encourage repeat visits and purchases is dependent, in part, on the strength of its customer support and service operations and staff. The Company currently employs a staff of nine full-time customer support and service personnel who are responsible for handling customer inquiries, answering customer questions about the bidding process, tracking shipments, investigating problems with merchandise, and acting as liaisons between customers and the Company's vendors. In addition, the Company has automated certain of its customer support and service functions. The Company is actively working to enhance its customer support and service operations, through a variety of measures including improved customer reporting systems. The Company plans to introduce a software system that will allow customers to track the shipment of their purchases through the Company's Web site. See "Risk Factors--Reliance on Merchandise Vendors" and "Risk Factors--Management of Growth; Limited Senior Management Resources."

TECHNOLOGY AND OPERATIONS

  The Company uses a combination of its own proprietary technology and licensed commercially available technology to conduct its Internet auctions.

  Proprietary Technology

  The Company has devoted significant resources to developing its proprietary software technology. The Company believes that its success depends, in part, on the Company's internally developed proprietary auction management software, which implements a variety of customized auction, markdown and sales formats. See "Risk Factors--Risks Associated with Technological Change; Dependence on the Internet." The Company's proprietary software components are organized into the following groups:

    Auction Management Applications. The Company uses a set of continuously running application programs that manage the auctions and sales, update merchandise Web pages to show the currently winning bidders, send a variety of email messages to customers informing them that they have been outbid or have won merchandise, and process incoming bid increases via email.

    Transaction Processing Applications. The Company uses a set of applications for receiving and validating bids, entering registrations to place the customer on the Company's mailing list, listing currently active and recent winning and losing bids, and reviewing and submitting customer service requests.

    Order Processing Applications. The Company uses a set of applications for processing successful bids as they are converted into customer orders. These applications charge customer credit cards, print order information, transmit order information electronically to the Company's contract warehouses and vendors, and deposit transaction information into the Company's accounting system.

    Marketing Applications. The Company has developed a set of email applications for sending broadcast emails to customers on a frequent basis. This software extracts email addresses from the Company's mailing list, sends emails to the designated recipients and automatically services requests from customers to remove them from the mailing list.

  Commercially Available Licensed Technology

  The Company's strategy has been to license commercially available technology whenever possible rather than seek a custom-made or internally-developed solution. The Company believes that this strategy enables it to lower its operating costs and to respond to changing demands due to growth and technological shifts. This strategy also allows the Company to focus its development efforts on creating and enhancing the specialized, proprietary software that is unique to the Company's business. The Company currently uses the following commercially available software: Microsoft Windows NT as its operating environment; Netscape FastTrack Internet server as its front-end for presenting its merchandise pages and related Web pages to customers who can use any Web browser; Microsoft Exchange Server to complement its automated email bidding and broadcast email marketing systems for sending and receiving email messages to customers; and an Oracle relational database for storing its customer, bid and merchandise records.

  Engineering

  The Company's engineering staff currently consists of 18 software development engineers. The Company historically has developed and expects to continue to develop its proprietary auction management and marketing software. The Company's engineering strategy includes the enhancement of features and functionality of its existing software components, the development of additional new software components, and the integration of off-the-shelf components into its environment. The Company currently is investing significant resources in software development and expects to continue to do so in the future. The Company believes its future success depends on its ability to continue developing and enhancing its proprietary software.

  Operations

  The Company's Web site operations staff consists of four systems administrators who manage, monitor and operate the Company's Web site. The continued uninterrupted operation of the Company's Web site is essential to its business, and it is the job of the site operations staff to ensure, to the greatest extent possible, the reliability of the Company's Web site. The Company uses the services of UUNet, an Internet service provider, to provide connectivity to the Internet over a dedicated T-1 line provided by Pacific Telesis. UUNet provides Internet traffic and data routing services to the Company as well as email services. The Company believes that these telecommunication and Internet service facilities are essential to the Company's operation and anticipates upgrading these facilities to faster, though more costly, telecommunication services in the future. See "Risk Factors--Management of Growth; Limited Senior Management Resources" and "Risk Factors--Risk of System Failure; Single Site."

COMPETITION

  The electronic commerce market, particularly over the Internet, is new, rapidly evolving and intensely competitive, and the Company expects competition to intensify in the future. The Company currently or potentially competes with a variety of other companies depending on the type of merchandise and sales format offered to customers. These competitors include
(i) various small Internet auction houses, (ii) a number of indirect competitors that specialize in electronic commerce or derive a substantial portion of their revenue from electronic commerce, including Internet Shopping Network, a wholly-owned subsidiary of Home Shopping Network Inc, New England Circuit Exchange, America Online, Inc. and CUC International Inc., (iii) a variety of other companies that offer merchandise similar to that of the Company but through physical auctions and with which the Company competes for sources of supply, and (iv) companies with substantial customer bases in the computer and peripherals catalog business, including Micro Warehouse, Inc. and CDW Computer Centers, Inc., which may devote more resources to Internet commerce in the future. In particular, the Company believes Micro Warehouse, Inc. is contemplating the introduction of an online auction site in the near future.

  The Company believes that the principal competitive factors affecting its market include its ability to secure merchandise for sale, attract new customers to its site at favorable customer acquisition costs, operate its Web site in an uninterrupted manner, and develop and enhance its proprietary auction management software. Although the Company believes that it currently competes favorably with respect to such factors, there can be no assurance that the Company can maintain its competitive position against current and potential competitors, especially those with greater financial, marketing, service, support, technical and other resources than the Company.

  Current and potential competitors have established or may establish cooperative relationships among themselves or directly with vendors to obtain exclusive or semi-exclusive sources of merchandise. Accordingly, it is possible that new competitors or alliances among competitors and vendors may emerge and rapidly acquire market share. In addition, manufacturers might elect to liquidate their products directly. Increased competition is likely to result in reduced operating margins, loss of market share and a diminished brand franchise, any one of which could materially adversely affect the Company's business, results of operations and financial condition. Many of the Company's current and potential competitors have significantly greater financial, technical, marketing and other resources than the Company. As a result, they may be able to secure merchandise from vendors on more favorable terms than the Company, and they may be able to respond more quickly to changes in customer preferences or to devote greater resources to the development, promotion and sale of their merchandise than can the Company.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

  The Company's performance and ability to compete are dependent to a significant degree on its proprietary technology. The Company relies on a combination of patent, trademark, copyright and trade secret laws, as well as confidentiality agreements and technical measures, to establish and protect its proprietary rights. The Company has applied for five patents in the United States covering various aspects of electronically managed Internet auctions and various aspects of providing customer service via automated email. There can be no assurance that patents will issue from any of the Company's pending applications, that any patents granted to the Company will not be challenged and invalidated, or that any claims allowed from pending patents will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to the Company. The Company has registered the ONSALE(R) trademark in the United States and claims trademark rights in, and has applied for trademark registrations in the United States for a number of other marks. There can be no assurance that the Company will be able to secure significant protection for these trademarks. It is possible that competitors of the Company or others will adopt product or service names similar to "ONSALE" and the Company's other trademarks, thereby impeding the Company's ability to build brand identity and possibly leading to customer confusion. The inability of the Company to protect the name "ONSALE" adequately would have a material adverse effect on the Company's business, results of operations and financial condition. The Company's proprietary software is protected by copyright laws. The source code for the Company's proprietary software also is protected as a trade secret. As part of its confidentiality procedures, the Company generally enters into agreements with its employees and consultants and limits access to and distribution of its software, documentation and other proprietary information. There can be no assurance that the steps taken by the Company will prevent misappropriation of its technology or that agreements entered into for that purpose will be enforceable. Notwithstanding the precautions taken by the Company, it might be possible for a third party to copy or otherwise obtain and use the Company's software or other proprietary information without authorization or to develop similar software independently. Policing unauthorized use of the Company's technology is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. The laws of other countries may afford the Company little or no effective protection of its intellectual property.

  The Company may in the future receive notices from third parties claiming infringement by the Company's software or other aspects of the Company's business. While the Company is not currently subject to any such claim, any future claim, with or without merit, could result in significant litigation costs and diversion of resources including the attention of management, and require the Company to enter into royalty and licensing agreements, which could have a material adverse effect on the Company's business, results of operations and financial condition. Such royalty and licensing agreements, if required, may not be available on terms acceptable to the Company or at all. In the future, the Company may also need to file lawsuits to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on the Company's business, results of operations and financial condition.

  The Company also relies on a variety of technology that it licenses from third parties, including its database and Internet server software, which is used in the Company's Web site to perform key functions. There can be no assurance that these third party technology licenses will continue to be available to the Company on commercially reasonable terms. The loss of or inability of the Company to maintain or obtain upgrades to any of these technology licenses could result in delays in completing its proprietary software enhancements and new development until equivalent technology could be identified, licensed or developed and integrated. Any such delays would materially adversely affect the Company's business, results of operations and financial condition.

EMPLOYEES

  As of November 30, 1996, the Company employed 55 people, including 22 in engineering support and operations, quality assurance, and technical documentation, 10 in merchandise acquisition and marketing, 9 in customer support and service, 7 in order processing and logistics, and 7 in finance and administrative functions. The Company also employs independent contractors for software development, technical documentation, artistic design and product fulfillment. None of the Company's employees is represented by a labor union, and the Company considers its employee relations to be good. Competition for qualified personnel in the Company's industry is intense, particularly among software development and other technical staff. The Company believes that its future success will depend in part on its continued ability to attract, hire and retain qualified personnel. See "Risk Factors--Management of Growth; Limited Senior Management Resources" and "Risk Factors--Dependence on Key Personnel; Need For Additional Personnel."

FACILITIES

  The Company's principal administrative, engineering, merchandising and marketing facilities total approximately 10,392 square feet, and are located in three separate buildings within an office complex in Mountain View, California under leases that expire in October 1997, May 1998 and July 1999. The Company believes that it has adequate space for its current needs. As the Company expands, it expects that suitable additional space will be available on commercially reasonable terms, although no assurance can be made in this regard. The Company does not own any real estate.

  The Company does not currently own or lease warehouse space and relies instead on contract warehouses for the bulk of its fulfillment and logistics requirements. The Company may, at some point in the future, acquire or lease its own warehouse space rather than rely on contract warehouse services.

EXECUTIVE OFFICERS AND DIRECTORS  MANAGEMENT


  The following table sets forth certain information regarding the executive officers and directors of the Company:

                 NAME               AGE                  POSITION
                 ----               ---                  --------
   S. Jerrold Kaplan...............  44 President, Chief Executive Officer,
                                         Secretary and Director
   Alan S. Fisher..................  36 Vice President of Development and
                                         Operations, Chief Technical Officer and
                                         Director
   John F. Sauerland...............  46 Chief Financial Officer
   Peter L. Harris(1)(2)...........  52 Director
   Kenneth J. Orton(1)(2)..........  45 Director

  --------
  (1) Member of the Compensation Committee.
  (2) Member of the Audit Committee.

  Each director will hold office until the next Annual Meeting of Stockholders and until his successor is elected and qualified or until his earlier resignation or removal. Each officer serves at the discretion of the Board of Directors (the "Board").
  S. Jerrold Kaplan has been President, Chief Executive Officer and a director of the Company since co-founding the Company in July 1994. Mr. Kaplan has been Secretary of the Company since July 1995. From September 1989 to October 1993, Mr. Kaplan served as Chairman for GO Corporation, a developer of pen-based computers. From September 1987 to September 1989, he served as Chief Executive Officer of GO Corporation. Mr. Kaplan received his B.A. in History and Philosophy of Science from the University of Chicago and received his M.S.E. and Ph.D. in Computer and Information Science from the University of Pennsylvania.


  Alan S. Fisher has been Vice President of Development and Operations, Chief Technical Officer and a director of the Company since co-founding the Company in July 1994. He also served as Chief Financial Officer of the Company from July 1994 to July 1996. Mr. Fisher is also President and Chairman of Software Partners, Inc., a developer and publisher of software products, which he co-founded in August 1988, although he devotes minimal time to this enterprise. From April 1984 to August 1988, Mr. Fisher served as Technical Marketing Manager and Product Development Manager for Teknowledge, Inc., a developer of artificial intelligence software products. From June 1981 to April 1984, he served as a member of the technical staff for AT&T Bell Laboratories, a research and development division for American Telephone & Telegraph Company. Mr. Fisher received his B.S. in Electrical Engineering from the University of Missouri and received his M.S. in Electrical Engineering from Stanford University.

  John F. Sauerland joined the Company in July 1996 as its Chief Financial Officer. From March 1995 to July 1996, Mr. Sauerland served as Chief Financial Officer with ICVerify, Inc., a developer of software. From May 1992 to March 1995, Mr. Sauerland served as Senior Vice President of Finance, Chief Financial Officer and Secretary for Natural Wonders, Inc., a specialty retailer. From March 1989 to May 1992, Mr. Sauerland served as Vice President of Finance and Chief Financial Officer for Natural Wonders, Inc. From January 1989 to March 1989, he served as controller for Natural Wonders, Inc. Mr. Sauerland received his B.S. in Business Administration from St. Mary's College and received his M.B.A. in Finance and Accounting from the University of Santa Clara.
  Peter L. Harris has been a director of the Company since December 1996. He has served as Chairman, Chief Executive Officer and President of Expressly Portraits, a family portrait studio chain, since August 1995. Previously, Mr. Harris was Chairman of Accolade, Inc., a publisher of interactive entertainment software, from May 1994 to January 1996, and Chief Executive officer of Accolade, Inc. from May 1994 to June 1995. From July 1992 to May 1994, he served as a management consultant. Prior to that, Mr. Harris was President and Chief Executive Officer of F.A.O. Schwarz from 1985 to July 1992. Mr. Harris serves as a director of Boomtown, Inc. and Pacific Sunwear of California, Inc. Mr. Harris received his B.A. in Business Administration from Whittier College.

  Kenneth J. Orton has been a director of the Company since October 1996. Mr. Orton has been President and Chief Operating Officer for Preview Travel, Inc., an online travel service, since April 1994. From September 1989 to March 1994, he served as Vice President and General Manager for Epsilon, Inc., a wholly-owned subsidiary of American Express TRS, a database marketing company. Mr. Orton received his B.A. in Business Administration and Marketing from California State University, Fullerton.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Board consists of Messrs. Orton and Harris. In October 1996, the Company granted Mr. Orton options to purchase 19,800 shares of Common Stock, with an exercise price of $1.50 per share. In December 1996, the Company granted Mr. Harris an option to purchase 18,000 shares of Common Stock with an exercise price of $5.00 per share, and Mr. Harris purchased 20,000 shares of the Company's Common Stock for an aggregate purchase price of $100,000 paid with a full recourse promissory note secured by the shares. The Company expects Mr. Harris to repay his note in January 1997.

DIRECTOR COMPENSATION

  Directors of the Company do not receive cash compensation for their services as directors but are reimbursed for their reasonable expenses in attending meetings of the Board.

  In December 1996, the Board adopted the 1996 Directors Stock Option Plan (the "Directors Plan") and reserved a total of 100,000 shares of the Company's Common Stock for issuance thereunder. The Company's stockholders are expected to approve the Directors Plan in January 1997. Members of the Board who are not employees of the Company, or any parent, subsidiary or affiliate of the Company, are eligible to participate in the Directors Plan. Each eligible director who first becomes a member of the Board on or after the date on which this offering is declared effective by the Securities and Exchange Commission ("Effective Date") will initially be granted an option for 15,000 shares ("Initial Grant") on the later of the Effective Date or the date such director first becomes a director. On each anniversary of a director's Initial Grant (or previous grant if such director was ineligible to receive an Initial Grant), each eligible director will automatically be granted an additional option to purchase 5,000 shares if such director has served continuously as a member of the Board since the date of such director's Initial Grant (or previous grant if such director did not receive an Initial Grant). All options issued under the Directors Plan will vest as to 12.5% of the shares six months from the date of grant and as to 2.083% of the shares on the last date of each month thereafter, provided the optionee continues as a member of the Board or as a consultant to the Company. The exercise price of all options granted under the Directors Plan must be the fair market value of the Common Stock on the date of grant.

EXECUTIVE COMPENSATION

  The following table sets forth all compensation awarded to, earned by or paid for services rendered to the Company in all capacities during 1996 by the Company's Chief Executive Officer. No other executive officer who held office at December 31, 1996 met the definition of "most highly compensated executive officer" within the SEC's executive compensation disclosure rules for this period.

                          SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                                                   COMPENSATION
                                                                ------------------
                                                                      AWARDS
                                                                ------------------
                                  1996 ANNUAL COMPENSATION
                              ---------------------------------
                                                 OTHER ANNUAL       SECURITIES
NAME AND PRINCIPAL POSITIONS  SALARY(1)  BONUS  COMPENSATION(2) UNDERLYING OPTIONS
----------------------------  --------- ------- --------------- ------------------
S. Jerrold Kaplan.........     $   --   $   --        $26              --
 President and Chief
  Executive Officer

--------
(1) John F. Sauerland, who was appointed the Company's Chief Financial Officer in July 1996, is currently being compensated at the rate of $100,000 per year. As of January 1, 1997, the Company intends to pay both Mr. Kaplan and Alan S. Fisher, the Company's Vice President of Development and Operations and Chief Technical Officer, at the annual salary rate of $100,000. Neither Mr. Kaplan nor Mr. Fisher received any salary or bonus during 1996.
(2) Represents the portion of Mr. Kaplan's health and life insurance premium paid by the Company.

  Neither Mr. Kaplan nor Mr. Fisher has been granted options by the Company. For information on options granted to Mr. Sauerland, see "Employment Agreement" below.

EMPLOYMENT AGREEMENT

  Mr. Sauerland's offer letter provides for an initial annual salary of $100,000 and a review to bring his salary in line with industry standard practice immediately following this offering. It also provides that, should Mr. Sauerland be terminated without formal "cause" following the first six months of his employment, he would receive severance pay in the amount of six months' salary. In addition, it provides that Mr. Sauerland will participate in any appropriate executive incentive plans. At the commencement of Mr. Sauerland's employment in July 1996, the Company granted to him stock options to purchase 225,000 shares of Common Stock with an exercise price of $0.67 per share. The options will vest as to 28,125 shares on February 1, 1997 and as to 4,687.5 shares on the first day of each month thereafter. Further, if an initial public offering occurs prior to the time that the option is fully vested, 20% of the unvested shares become vested upon the closing of the offering and the remaining unvested shares vest monthly pro rata over the remainder of the four-year vesting period. Mr. Sauerland's offer letter provides that 25% of the unvested options would vest immediately upon Mr. Sauerland's termination without formal "cause" following a "change of control" transaction.

EMPLOYEE BENEFIT PLANS

  1995 Equity Incentive Plan. In November 1995, the Board adopted and the Company's stockholders approved the Company's 1995 Equity Incentive Plan (the "1995 Equity Incentive Plan") and reserved 1,500,000 shares of Common Stock for issuance thereunder. The 1995 Equity Incentive Plan was amended in August 1996 to increase the number of shares reserved for issuance thereunder from 1,500,000 to 3,032,250. As of September 30, 1996, options to purchase an aggregate of 1,196,760 shares of Common Stock were outstanding under the 1995 Equity Incentive Plan with exercise prices ranging from $0.033 to $1.50 per share, and options to purchase 2,303,240 shares were available for grant. In December 1996, the 1995 Equity Incentive Plan was amended to allow the issuance of options thereunder to qualify under the exemption contained in
Section 25102(o) of the California Corporate Securities Law of 1968. The Company's stockholders approved the amendment in December 1996. In December 1996, the Board further amended and restated the 1995 Equity Incentive Plan to become effective upon the Effective Date. The Company's stockholders are expected to approve the amendment and restatement of the 1995 Equity Incentive Plan in January 1997. The amendment and restatement of the 1995 Equity Incentive Plan increased the shares reserved for issuance from 3,032,250 to 3,500,000.

  The 1995 Equity Incentive Plan provides for the grant of stock options and the issuance of restricted stock and stock bonuses by the Company to its employees, officers, directors, consultants, independent contractors and advisers. No person will be eligible to receive more than 250,000 shares in any calendar year pursuant to grants under the 1995 Equity Incentive Plan, other than new employees of the Company who will be eligible to receive up to a maximum of 750,000 shares in the calendar year in which they commence employment with the Company. The 1995 Equity Incentive Plan is administered by the Compensation Committee of the Board, consisting of Messrs. Orton and Harris, both of whom are "outside directors" as that term is defined in
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The 1995 Equity Incentive Plan permits the Compensation Committee to grant options that are either incentive stock options (as defined in Section 422 of the Code) or nonqualified stock options, on terms (including the vesting schedule and the exercise price, which may not be less than 85% of the fair market value of the Company's Common Stock in the case of nonqualified stock options and 100% in the case of incentive stock options) determined by the Compensation Committee, subject to certain statutory and other limitations in the 1995 Equity Incentive Plan. In addition to, or in tandem with, awards of stock options, the Compensation Committee may grant participants restricted stock awards to purchase the Company's Common Stock for not less than 85% of its fair market value at the time of grant or stock bonuses for services rendered. The other terms of such restricted stock awards may be determined by the Compensation Committee. No person may receive (i) restricted stock awards,
(ii) stock bonus awards or (iii) options with an exercise price below fair market value for more than 100,000 shares over the term of the 1995 Equity Incentive Plan, and the sum of such awards may not exceed 200,000 shares over the term of the 1995 Equity Incentive Plan. The 1995 Equity Incentive Plan will terminate in November 2005 unless terminated earlier in accordance with the provisions of the 1995 Equity Incentive Plan. Under the 1995 Equity Incentive Plan, shares that (i) are subject to issuance upon exercise of an option but cease to be subject to such option for any reason other than exercise of such option, (ii) are subject to an award granted under the 1995 Equity Incentive Plan but are forfeited or are repurchased by the Company at the original issue price or (iii) are subject to an award that otherwise terminates without shares being issued will again be available for grant and issuance in connection with future awards under the 1995 Equity Incentive Plan.

  1996 Employee Stock Purchase Plan. In December 1996, the Board adopted the 1996 Employee Stock Purchase Plan (the "Purchase Plan") and reserved a total of 150,000 shares of the Company's Common Stock for issuance thereunder. The Company's stockholders are expected to approve the Purchase Plan in January 1997. The Purchase Plan will become effective on the first business day on which price quotations for the Company's Common Stock are available on the Nasdaq National Market. The Purchase Plan permits eligible employees to acquire shares of the Company's Common Stock through payroll deductions. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. Except for the initial offering, each offering under the Purchase Plan will be for a period of twenty-four months (the "Offering Period") commencing on February 1 and August 1 of each year and ending on January 31 and July 31 of each year. The first Offering Period will begin on the date on which price quotations for the Company's Common Stock are first available on the Nasdaq National Market and will end on January 31, 1999, unless otherwise determined by the Board prior to the beginning of such Offering Period. Except for the first Offering Period, each Offering Period will consist of four purchase periods, each six months in length ("Purchase Period"). The Board has the power to change the duration of Offering Periods or Purchase Periods without stockholder approval, provided that the change is announced at least 15 days prior to the scheduled beginning of the first Offering Period or Purchasing Period to be affected. Eligible employees may select a rate of payroll deduction between 2% and 15% of their compensation, up to an aggregate total payroll deduction for each employee not to exceed $21,250 in any Purchase Period. Eligible employees may purchase up to 1,500 shares in any Purchase Period. The purchase price for the Company's Common Stock purchased under the Purchase Plan is 85% of the lesser of the fair market value of the Company's Common Stock on the first day of the applicable Offering Period or on the last day of the respective Purchase Period.

  401(k) Plan. The Board maintains the ONSALE, Inc. 401(k) Plan (the "401(k) Plan"), a defined contribution profit-sharing plan intended to qualify under
Section 401 of the Code. All employees who are at least 21 years old are eligible to participate in the 401(k) plan. An eligible employee of the Company may begin to participate in the 401(k) Plan on the earlier of the first day of January or the first day of July coincident with or immediately following the later of (i) the date such employee attains age 21 and (ii) the employee's date of hire. A participating employee may make pre-tax contributions, subject to limitations under the Code, of a percentage (not to exceed 15%) of his or her eligible compensation. Employee contributions and the investment earnings thereon are fully vested at all times. The Company, at its discretion, may make matching contributions for the benefit of eligible employees in an amount not to exceed $250 per year. One quarter of the Company's contributions and the investment earnings thereon become vested upon the employee's completion of one year of service with the Company and an additional quarter for each year of service thereafter. The Company made a $458 contribution to the 401(k) Plan in the fourth quarter of 1996.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF
LIABILITY

  As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

  As permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Company provide that (i) the Company is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) the Company may indemnify its other officers, employees and agents to the extent permitted by the Delaware General Corporation Law, (iii) the Company is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, (iv) the rights conferred in the Bylaws are not exclusive and (v) the Company is authorized to enter into indemnity agreements with its directors, officers, employees and agents.

  The Company plans to enter into Indemnity Agreements with each of its directors and executive officers to give such directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Company's Bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Company regarding which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

                             CERTAIN TRANSACTIONS

  Since the Company's inception (July 1994), there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of the Common Stock of the Company had or will have a direct or indirect material interest other than (i) compensation arrangements that are described where required under "Management," (ii) the transactions described under "Compensation Committee Interlocks and Insider Participation" and (iii) the transactions described below.

PROMOTERS' TRANSACTIONS

  Each of S. Jerrold Kaplan, Alan S. Fisher, Razi Mohiuddin and Software Partners, Inc., a Delaware corporation (collectively the "Founders"), were involved in the founding and organization of the Company and may be considered a promoter of the Company. Described below are items of value received by each of the Founders in connection with services provided to the Company.

  At its inception in July 1994, the Company issued 6,000,000 shares to Mr. Kaplan and 6,000,000 shares to Software Partners, Inc. ("SPI"). Mr. Kaplan purchased his shares by contributing a business plan that he had prepared for the Company and SPI purchased its shares by contributing certain software that it had developed for the Company. The Board valued each person's contribution at $10,000. In July 1994, SPI distributed its 6,000,000 shares of the Company's Common Stock to its shareholders, Mr. Fisher and Mr. Mohiuddin, with Mr. Fisher receiving 3,793,185 shares of the Company's Common Stock and Mr. Mohiuddin receiving 2,206,815 shares of the Company's Common Stock (the "SPI Distribution"). At the time of the SPI Distribution, Mr. Fisher and Mr. Mohiuddin also entered into a voting trust agreement pursuant to which SPI would act as voting trustee for the shares of the Company's Common Stock held of record by Mr. Fisher and Mr. Mohiuddin. The Company has the right to repurchase at their original cost the shares owned by Messrs. Kaplan, Fisher and Mohiuddin, which right commenced lapsing monthly as to 1/48th of each of their shares on July 21, 1994 and continues to lapse so long as, in the case of Mr. Kaplan, Mr. Kaplan and, in the case of Messrs. Fisher and Mohiuddin, Mr. Fisher is rendering substantial services to the Company.

  From inception (July 1994) through mid-1996, Mr. Kaplan and SPI provided certain advances to the Company for working capital and property and equipment purchases. At December 31, 1995, the Company owed $56,000 and $214,000 to Mr. Kaplan and SPI, respectively. At September 30, 1996, the Company owed $62,000 and $434,000 to Mr. Kaplan and SPI, respectively. These advances do not bear interest. The Company repaid a portion of these advances in October 1996 and the balance in December 1996.

  Since July 1994, the Company has leased certain of its facilities from SPI. From inception (July 1994) to December 31, 1995 and for the nine months ended September 30, 1996, the Company paid rent of $18,000 and $22,000, respectively for use of these facilities. The lease costs for these facilities approximate the actual cost incurred by SPI.

  In June 1996, Mr. Kaplan and SPI agreed to act as guarantors of the Company's obligations under the Company's agreement with First USA Merchant Services, Inc. ("First USA") to have First USA process credit card transactions for the Company. Mr. Kaplan and SPI each are liable to First USA for any liability or indebtedness the Company owes to First USA.

SECURITIES ISSUANCES

  In September 1996, the Company sold an aggregate of 365,191 shares of its Series A Preferred Stock at a purchase price of $6.39 per share and warrants to purchase an aggregate of 202,910 shares of Series B Preferred Stock at an exercise price of $9.59 to the following funds affiliated with Kleiner Perkins Caufield & Byers ("KPCB"), a beneficial owner of more than 5% of the Company's Common Stock in the amounts indicated: KPCB VIII (356,061 shares of Series A Preferred Stock and a warrant to purchase 197,837 shares of Series B Preferred Stock) and KPCB Information Sciences Zaibatsu Fund II (9,130 shares of Series A Preferred Stock and a warrant to purchase 5,073 shares of Series B Preferred Stock). Each share of Preferred Stock will be converted automatically into three shares of Common Stock upon the closing of this offering. Both entities have advised the Company that they intend to exercise their warrants in total for cash immediately prior to the completion of this offering.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of September 30, 1996 by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director and
(iii) all executive officers and directors as a group. This table assumes the cash exercise of all outstanding warrants and the conversion of all outstanding Preferred Stock as of that date.

                                                      PERCENTAGE OF SHARES
                                                       BENEFICIALLY OWNED
                            NUMBER OF SHARES    ---------------------------------
NAME OF BENEFICIAL OWNER  BENEFICIALLY OWNED(1) BEFORE OFFERING AFTER OFFERING(2)
------------------------  --------------------- --------------- -----------------
S. Jerrold Kaplan(3)(4).        6,000,000            43.3%            36.0%
Alan S. Fisher(4)(5)....        6,000,000            43.3             36.0
 Software Partners, Inc.
Razi Mohiuddin(4)(5)(6).        2,206,815            15.9             13.3
Kleiner Perkins Caufield
 & Byers(7).............        1,704,303            12.3             10.2
Peter L. Harris(8)......               --              --               --
Kenneth J. Orton(9).....               --              --               --
All executive officers
 and directors as
 a group (5
 persons)(10)...........       12,000,000            86.7             72.1

--------
 (1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of Common Stock subject to options or warrants that are currently exercisable or exercisable within 60 days of September 30, 1996 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
 (2) Assumes that the Underwriters' over-allotment option to purchase up to 420,000 shares from the Company is not exercised.
 (3) Represents 5,685,000 shares held of record by Mr. Kaplan, 300,000 shares held of record by Layne Kaplan (Mr. Kaplan's former spouse) and 15,000 shares held of record by Amy Kaplan Eckman, trustee of the Lily Layne Kaplan Irrevocable Trust. On April 30, 1996, the Company, Mr. Kaplan and Layne Kaplan entered into a voting trust agreement pursuant to which Mr. Kaplan was authorized to act as voting trustee for the 300,000 shares held of record by Layne Kaplan. This voting trust agreement will terminate upon the closing of this offering. Mr. Kaplan is President, Chief Executive Officer, Secretary and a director of the Company. The address of Mr. Kaplan is c/o ONSALE, Inc., 1861 Landings Drive, Mountain View, California 94043.
 (4) The Company has the right to repurchase at their original cost the shares owned by Messrs. Kaplan, Fisher and Mohiuddin, which right commenced lapsing monthly as to 1/48th of each of their shares on July 21, 1994 and continues to lapse so long as he is rendering substantial services to the Company. At September 30, 1996, Messrs. Kaplan, Fisher and Mohiuddin beneficially owned 3,250,000 shares, 2,054,641 shares and 1,195,358 shares, respectively, that were no longer subject to the Company's repurchase rights.
 (5) Represents 3,718,185 shares held of record by Mr. Fisher, 75,000 shares held of record by the Kelly Elizabeth Fisher Irrevocable Trust and 2,206,815 shares held of record by Mr. Mohiuddin and the Mohiuddin Children's Trust (as described in note (6) below), all of which are subject to a voting trust agreement under which Software Partners, Inc. has the right to vote the shares. Software Partners, Inc. is owned by Messrs. Fisher and Mohiuddin. Mr. Fisher is a director, President and more than 50% shareholder of Software Partners, Inc. The address of Software Partners, Inc. and Mr. Fisher is 1953 Landings Drive, Mountain View, California 94043. Mr. Fisher is Vice President of Development and Operations, Chief Technical Officer and a director of the Company.

 (6) Represents 2,056,815 shares held of record by Mr. Mohiuddin and 150,000 shares held or record by the Mohiuddin Children's Trust. The address of Mr. Mohiuddin is c/o Software Partners, Inc., 1953 Landings Drive, Mountain View, California 94043.
 (7) Represents 1,095,573 shares issuable upon the conversion of Series A Preferred Stock and 608,730 shares issuable upon the exercise of warrants for Series B Preferred Stock and the subsequent conversion of Series B Preferred Stock. Of the 1,704,303 shares beneficially owned by KPCB, 1,661,694 shares are held of record by KPCB VIII and 42,609 shares are held of record by KPCB Information Sciences Zaibatsu Fund II. The address of KPCB VIII and KPCB Information Sciences Zaibatsu Fund II is 2750 Sand Hill Road, Menlo Park, California 94025.
 (8) Mr. Harris is a director of the Company.
 (9) Mr. Orton is a director of the Company.
(10) Represents the shares described in notes (3) and (5).

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, $0.001 par value per share, and 2,000,000 shares of Preferred Stock, $0.001 par value per share. As of September 30, 1996, and assuming the exercise of all outstanding warrants and the conversion of all outstanding Preferred Stock into Common Stock immediately prior to the closing of this offering, there were outstanding 13,848,060 shares of Common Stock held of record by 11 stockholders and options to purchase 1,196,760 shares of Common Stock.

COMMON STOCK

  Subject to preferences that may apply to any Preferred Stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in the Company's Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding-up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock and any participating Preferred Stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding Preferred Stock and payment of other claims of creditors. Each outstanding share of Common Stock is, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

  Upon the closing of this offering, all outstanding shares of Preferred Stock (the "Convertible Preferred") will be converted into shares of Common Stock. See Note 4 of Notes to Financial Statements for a description of the Convertible Preferred. The Board of Directors is authorized, subject to any limitations prescribed by Delaware law, to provide for the issuance of additional shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the powers, designations, preferences and rights of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. The Board of Directors may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. Thus, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no current plan to issue any shares of Preferred Stock.

DELAWARE'S ANTI-TAKEOVER LAW

  The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Anti-Takeover Law") regulating corporate takeovers. The Anti-Takeover Law prevents certain Delaware corporations, including those whose securities are listed on the Nasdaq National Market, from engaging, under certain circumstances, in a "business combination" (which includes a merger or sale of more than 10% of the corporation's assets) with any "interested stockholder" (a stockholder who owns 15% or more of the corporation's outstanding voting stock) for three years following the date that such stockholder became an "interested stockholder." The effect of the Anti-Takeover Law may be to discourage takeover attempts, including attempts that might result in a premium over the market price of the Common Stock. A Delaware corporation may "opt out" of the Anti-Takeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. The Company has not "opted out" of the provisions of the Anti-Takeover Law.

REGISTRATION RIGHTS

  Beginning six months after the date of this offering, the holders of 1,704,303 shares of Common Stock (the "Registrable Securities") will have certain rights with respect to the registration of those shares under the Securities Act. If requested by holders of at least 50% of the Registrable Securities, the Company must file a registration statement under the Securities Act covering all Registrable Securities requested to be included by all holders of such Registrable Securities. The Company may be required to effect up to two such registrations. The Company has the right to delay any such registration for up to 90 days under certain circumstances. All expenses incurred in connection with such registrations (other than underwriters' discounts and commissions) will be borne by the Company. These demand registration rights expire six years after the closing of this offering.

  Further, holders of Registrable Securities may require the Company to register all or any portion of their Registrable Securities on Form S-3 when such form becomes available to the Company, subject to certain conditions and limitations. The Company may be required to effect up to two such registrations per year. All expenses incurred in connection with such registrations (other than underwriters' or brokers' discounts and commissions) will be borne by the Company. These Form S-3 registration rights expire six years after the closing of this offering.

  In addition, if the Company proposes to register any of its shares of Common Stock under the Securities Act other than in connection with a Company employee benefit plan or a corporate reorganization, the holders of the Registrable Securities and Messrs. Kaplan, Fisher and Mohiuddin may require the Company to include all or a portion of their shares in such registration, although the managing underwriter of any such offering has certain rights to limit the number of shares in such registration. All expenses incurred in connection with such registrations (other than underwriters' or brokers' discounts and commissions) will be borne by the Company. These "piggy-back" registration rights expire six years after the closing of this offering.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Company's Common Stock is The First National Bank of Boston.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no market for the Common Stock of the Company and there can be no assurance that a significant public market for the Common Stock will develop or be sustained after this offering. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time and could impair the Company's ability to raise capital through sale of its equity securities. As described below, no shares outstanding prior to this offering will be available for sale immediately after this offering due to certain contractual restrictions on resale. Sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

  Upon completion of this offering, the Company will have outstanding 16,648,060 shares of Common Stock, assuming no exercise of outstanding employee options. Of these shares, the 2,800,000 shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining shares held by existing stockholders are subject to lock-up agreements providing that, with certain limited exceptions, the stockholder will not offer, sell, contract to sell, grant an option to purchase, make a short sale or otherwise dispose of or engage in any hedging or other transaction that is designed or reasonably expected to lead to a disposition of any shares of Common Stock or any option or warrant to purchase shares of Common Stock or any securities exchangeable for or convertible into shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Montgomery Securities. As a result of these lock-up agreements, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, none of these shares will be salable until 180 days after the date of this Prospectus. Beginning 180 days after the date of this Prospectus, 9,143,747 of these shares will be eligible for sale in the public market although all but 143,757 shares will be subject to certain volume limitations. Of the remaining Restricted Shares, an aggregate of 250,000 shares held by Messrs. Kaplan, Fisher and Mohiuddin will become eligible each month thereafter until July 21, 1998 as certain repurchase rights of the Company with respect to those shares lapse and 1,704,303 shares will be eligible for sale upon the achievement of a two-year holding period.

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) 1% of the number of shares of Common Stock then outstanding (which will equal approximately 164,000 shares immediately after this offering); or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. The Securities and Exchange Commission has proposed to reduce the Rule 144 holding periods. If enacted, such modification will have a material effect on the timing of when shares of Common Stock will become eligible for resale.

  Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this Prospectus before selling such shares. However, all shares issued pursuant to Rule 701 are subject to lock-up agreements and will only become eligible for sale at the earlier of the expiration of the 180-day lock-up agreements or no sooner than 90 days after the offering upon obtaining the prior written consent of the representatives of the Underwriters.

  Immediately after this offering, the Company intends to file a registration statement under the Securities Act covering shares of Common Stock subject to outstanding options under the Company's 1995 Equity Incentive Plan or reserved for issuance under the Company's stock option and stock purchase plans. Based on the number of shares subject to outstanding options at September 30, 1996 and currently reserved for issuance under all such plans, such registration statement would cover approximately 3,750,000 shares. Such registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates of the Company, be available for sale in the open market immediately after the 180-day lock-up agreements expire. Also beginning six months after the date of this offering, certain holders of shares of Common Stock will be entitled to certain rights with respect to registration of such shares of Common Stock for offer and sale to the public. See "Description of Capital Stock--Registration Rights."

                                 UNDERWRITING

  The Underwriters named below, represented by Montgomery Securities and Alex. Brown & Sons Incorporated (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock indicated below opposite their respective names at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the shares of Common Stock are subject to certain conditions precedent, and that the Underwriters are committed to purchase all of such shares, if any are purchased.

                                                                        NUMBER
   UNDERWRITERS                                                        OF SHARES
   ------------                                                        ---------
   Montgomery Securities..............................................
   Alex. Brown & Sons Incorporated....................................
                                                                       ---------
     Total............................................................ 2,800,000
                                                                       =========

  The Representatives have advised the Company that the Underwriters propose initially to offer the shares of Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow to
selected dealers a concession of not more than $   per share, and the
Underwriters may allow, and such dealers may reallow, a concession of not more
than $   per share to certain other dealers. After this offering, the price and concessions and reallowances to dealers may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part.

  The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 420,000 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial 2,800,000 shares to be purchased by the Underwriters. To the extent the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this offering.

  All of the Company's stockholders and optionees have agreed that, for a period of 180 days after the date of this Prospectus, they will not, without the prior written consent of Montgomery Securities, directly or indirectly sell, offer to sell to or otherwise dispose of any such shares of Common Stock or any right to acquire such shares. In addition, the Company has agreed that, for a period of 180 days after the date of this Prospectus, it will not, without the prior written consent of Montgomery Securities, issue, offer, sell, grant options to purchase or otherwise dispose of any of the Company's equity securities or any other securities convertible into or exchangeable for the Common Stock or other equity security, other than the grant of options to purchase Common Stock or the issuance of shares of Common Stock under the Company's stock option and stock purchase plans and the issuance of shares of Common Stock pursuant to the exercise of outstanding options and warrants.

  The Representatives have informed the Company that the Underwriters do not expect to make sales to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

  The Underwriting Agreement provides that the Company will indemnify the several Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

  Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in such negotiations will be the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, the Company's past and present operations, its past and present financial performance, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the securities markets at the time of the offering and the market prices of and demand for publicly traded common stock of comparable companies in recent periods.

                                 LEGAL MATTERS

  The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Fenwick & West LLP, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, Palo Alto, California. Fenwick & West LLP owns an aggregate of 100,359 shares of Common Stock of the Company.

                                    EXPERTS

  The financial statements of the Company as of December 31, 1995 and September 30, 1996, for the period from inception (July 1994) to December 31, 1995, and for the nine months ended September 30, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedule thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedule filed therewith. Statements contained in this Prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement and the exhibits and schedule thereto may be inspected without charge at the offices of the Commission at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 upon the payment of the fees prescribed by the Commission. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. Information concerning the Company is also available for inspection at the offices of the Nasdaq National Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

                                  ONSALE, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Report of Independent Accountants........................................  F-2
Balance Sheet as of December 31, 1995 and September 30, 1996.............  F-3
Statement of Operations for the Period from Inception (July 1994) to
 December 31, 1995 and the Nine Months Ended September 30, 1996..........  F-4
Statement of Cash Flows for the Period from Inception (July 1994) to
 December 31, 1995 and the Nine Months Ended September 30, 1996..........  F-5
Statement of Stockholders' Equity (Deficit) for the Period from Inception
 (July 1994) to December 31, 1995 and the Nine Months Ended September 30,
 1996....................................................................  F-6
Notes to Financial Statements............................................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of ONSALE, Inc.

  The reorganization of ONSALE, Inc. in Delaware and the adoption of the employee stock purchase plan and the directors' stock option plan
(collectively, the "Plans") described in Note 9 of Notes to Financial Statements have not been consummated or approved at December 20, 1996. When the reincorporation has been consummated and the Plans approved, we will be in a position to furnish the following report:

    "In our opinion, the accompanying balance sheet and the related statements of operations, of cash flows and of stockholders' equity (deficit) present fairly, in all material respects, the financial position of ONSALE, Inc. at December 31, 1995 and September 30, 1996 and the results of its operations and its cash flows for the period from inception (July 1994) to December 31, 1995, and the nine months ended September 30, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."

Price Waterhouse LLP

San Jose, California
December 20, 1996

                                  ONSALE, INC.

                                 BALANCE SHEET

                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1995         1996
                                                     ------------ -------------
ASSETS
Current assets:
 Cash and cash equivalents..........................   $ 20,000    $ 3,216,000
 Restricted cash....................................         --         80,000
 Accounts receivable, net of allowances of $16,000
  and $39,000.......................................     22,000        351,000
 Merchandise inventory..............................      1,000        274,000
 Prepaid expenses and other current assets..........         --         81,000
                                                       --------    -----------
      Total current assets..........................     43,000      4,002,000
                                                       --------    -----------
Property and equipment, net.........................     30,000        277,000
Other assets........................................         --         12,000
                                                       --------    -----------
      Total assets..................................   $ 73,000    $ 4,291,000
                                                       ========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable...................................   $103,000    $   814,000
 Accrued expenses...................................    117,000        436,000
 Deferred revenue...................................      2,000        373,000
 Advances due related parties.......................    270,000        496,000
                                                       --------    -----------
      Total current liabilities.....................    492,000      2,119,000
                                                       --------    -----------
Commitments (Note 8)
Stockholders' equity (deficit):
 Convertible preferred stock, $0.001 par value;
  2,000,000 shares authorized:
  Series A; 600,000 shares designated; no and
   365,191 shares issued and outstanding............         --          1,000
  Series B; 204,521 shares designated; no shares
   issued and outstanding...........................         --             --
 Common stock, $0.001 par value; 30,000,000 shares
  authorized; 12,043,398 and 12,143,757 shares
  issued and outstanding............................     12,000         12,000
 Additional paid-in capital.........................      9,000      2,378,000
 Accumulated deficit................................   (440,000)      (219,000)
                                                       --------    -----------
      Total stockholders' equity (deficit)..........   (419,000)     2,172,000
                                                       --------    -----------
      Total liabilities and stockholders' equity
       (deficit)....................................   $ 73,000    $ 4,291,000
                                                       ========    ===========

   The accompanying notes are an integral part of these financial statements.

                                  ONSALE, INC.

                            STATEMENT OF OPERATIONS

                                                    PERIOD FROM
                                                     INCEPTION     NINE MONTHS
                                                   (JULY 1994) TO     ENDED
                                                    DECEMBER 31,  SEPTEMBER 30,
                                                        1995          1996
                                                   -------------- -------------
Revenue:
 Merchandise......................................  $    30,000    $ 4,951,000
 Commission.......................................      110,000      1,012,000
                                                    -----------    -----------
   Total revenue..................................      140,000      5,963,000
Cost of merchandise revenue.......................       27,000      4,463,000
                                                    -----------    -----------
Gross profit......................................      113,000      1,500,000
                                                    -----------    -----------
Operating expenses:
 Sales and marketing..............................      144,000        440,000
 General and administrative.......................      227,000        514,000
 Engineering......................................      182,000        303,000
                                                    -----------    -----------
   Total operating expenses.......................      553,000      1,257,000
                                                    -----------    -----------
Income (loss) from operations.....................     (440,000)       243,000
Interest and other income.........................           --          3,000
                                                    -----------    -----------
Income (loss) before income taxes.................     (440,000)       246,000
Provision for income taxes........................           --        (25,000)
                                                    -----------    -----------
Net income (loss).................................  $  (440,000)   $   221,000
                                                    ===========    ===========
Net income (loss) per share.......................  $     (0.03)   $      0.01
                                                    ===========    ===========
Shares used to compute net income (loss) per
 share............................................   15,221,000     15,221,000
                                                    ===========    ===========
                                                    PERIOD FROM
                                                     INCEPTION     NINE MONTHS
                                                   (JULY 1994) TO     ENDED
                                                    DECEMBER 31,  SEPTEMBER 30,
                                                        1995          1996
                                                   -------------- -------------
SUPPLEMENTAL FINANCIAL DATA:
Gross merchandise sales (see Note 1)..............  $ 1,252,000    $16,328,000
                                                    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                                  ONSALE, INC.

                            STATEMENT OF CASH FLOWS

                                                     PERIOD FROM
                                                      INCEPTION     NINE MONTHS
                                                    (JULY 1994) TO     ENDED
                                                     DECEMBER 31,  SEPTEMBER 30,
                                                         1995          1996
                                                    -------------- -------------
Cash flows from operating activities:
 Net income (loss).................................   $ (440,000)   $  221,000
 Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
  Depreciation.....................................       10,000        26,000
  Issuance of common stock.........................       21,000            --
  Changes in assets and liabilities:
   Restricted cash.................................           --       (80,000)
   Accounts receivable, net........................      (22,000)     (329,000)
   Merchandise inventory...........................       (1,000)     (273,000)
   Prepaid expenses and other current assets.......           --       (81,000)
   Other assets....................................           --       (12,000)
   Accounts payable................................      103,000       711,000
   Accrued expenses................................      117,000       319,000
   Deferred revenue................................        2,000       371,000
                                                      ----------    ----------
    Net cash provided by (used in) operating
     activities....................................     (210,000)      873,000
                                                      ----------    ----------
Cash flows from investing activities:
 Purchase of property and equipment................      (40,000)     (273,000)
                                                      ----------    ----------
Cash flows from financing activities:
 Proceeds from issuance of preferred stock and
  warrants.........................................           --     2,345,000
 Common stock issued for cash......................           --        25,000
 Advances due related parties......................      270,000       226,000
                                                      ----------    ----------
   Net cash provided by financing activities.......      270,000     2,596,000
                                                      ----------    ----------
Net increase in cash...............................       20,000     3,196,000
Cash and cash equivalents at beginning of period...           --        20,000
                                                      ----------    ----------
Cash and cash equivalents at end of period.........   $   20,000    $3,216,000
                                                      ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                                  ONSALE, INC.

                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                              SERIES A        SERIES B
                            CONVERTIBLE      CONVERTIBLE
                          PREFERRED STOCK  PREFERRED STOCK      COMMON STOCK    ADDITIONAL
                          ---------------- ----------------  ------------------  PAID-IN   ACCUMULATED
                           SHARES  AMOUNT  SHARES   AMOUNT     SHARES   AMOUNT   CAPITAL     DEFICIT     TOTAL
                          -------- ------- -------  -------  ---------- ------- ---------- ----------- ----------
Issuance of common stock
 to founders............        -- $    --       --  $    -- 12,000,000 $12,000 $    8,000  $      --  $   20,000
Issuance of common
 stock..................        --      --       --       --     43,398      --      1,000         --       1,000
Net loss................        --      --       --       --         --      --         --   (440,000)   (440,000)
                          -------- -------  -------  ------- ---------- ------- ----------  ---------  ----------
Balance at December 31,
 1995...................        --      --       --       -- 12,043,398  12,000      9,000   (440,000)   (419,000)
Issuance of common stock
 upon the exercise of
 warrants...............        --      --       --       --    100,359      --     25,000         --      25,000
Issuance of Series A
 convertible preferred
 stock at $6.39 per
 share and warrants for
 cash...................   365,191   1,000       --       --         --      --  2,344,000         --   2,345,000
Net income..............        --      --       --       --         --      --         --    221,000     221,000
                          -------- -------  -------  ------- ---------- ------- ----------  ---------  ----------
Balance at September 30,
 1996...................   365,191 $ 1,000       --  $    -- 12,143,757 $12,000 $2,378,000  $(219,000) $2,172,000
                          ======== =======  =======  ======= ========== ======= ==========  =========  ==========



   The accompanying notes are an integral part of these financial statements.

                                 ONSALE, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES:

  The Company

  ONSALE, Inc. (the "Company" or "ONSALE") is a leading electronic retailer pioneering a new sales format, the interactive 24-hour online auction, designed to serve as an efficient and entertaining marketing channel for refurbished and close-out merchandise. The Company was incorporated in California in July 1994 and commenced operations in May 1995. The Company conducts its business within one industry segment.

  The Company's results of operations from inception (July 1994) to December 31, 1994 have been combined with the results of operations for the year ended December 31, 1995 due to the Company's limited activity during such period. During 1994, the Company incurred expenses and reported a net loss of $41,000.

SIGNIFICANT ACCOUNTING POLICIES

  Revenue recognition

  The Company obtains merchandise from vendors in one of two primary arrangements. For certain of its vendors, the Company purchases or takes on consignment merchandise for resale in its auctions ("Principal Sales"). In Principal Sales transactions, the Company is responsible for the billing and shipping of the merchandise and recognizes the full sales amount as revenue upon verification of the credit card transaction authorization and shipment of the merchandise. In Principal Sales transactions, the Company bears both inventory risk and credit risk with respect to sales of its inventory. In instances where credit card authorization has been received but the merchandise has not been shipped, the Company defers revenue recognition until the merchandise is shipped. With other vendors, the Company acts as an agent, conducts electronic auctions and processes orders in exchange for a commission on the sale of the vendors' merchandise ("Agent Sales"). In Agent Sales transactions, the Company recognizes the commissions as revenue upon completion of the auction process and forwarding the auction sales information to the vendor. In certain circumstances, the Company will allow customers to return products and, accordingly, provides for allowances for estimated future returns at the time of shipment based on historical data.

  Supplemental financial data

  The Company's relationships with its vendors have evolved from a purely Agent Sales business at the Company's inception to a business that now includes a significant percentage of Principal Sales transactions. Gross merchandise sales amounts shown on the Company's Statement of Operations represent what the Company's total revenue would have been if all Agent Sales had been made as Principal Sales. Due to the ongoing evolution in the Company's operations toward the Principal Sales model, management believes that the information on gross merchandise sales is relevant to a reader of the Company's financial statements since it provides a more consistent comparison between historical periods and a more accurate comparison to future periods than does total revenue. Gross merchandise sales should not be considered in isolation or as a substitute for other information prepared in accordance with generally accepted accounting principles.

  Cash, cash equivalents and restricted cash

  All highly liquid investments with a maturity of three months or less from the date of purchase are considered cash equivalents. Restricted cash of $80,000 at September 30, 1996 relates to a deposit with a bank to establish electronic credit card services for processing of transactions with customers.

  The Company has adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and, accordingly, classifies investment securities as either held-to-maturity, trading or available-for-sale. At December 31, 1995 and September 30, 1996, the Company did not hold any investment securities.

                                 ONSALE, INC.

  Merchandise inventory

  Inventory is stated at the lower of cost or market, cost being determined on a first-in, first-out basis.

  Property and equipment

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, generally 3 years.

  Engineering expenses

  Engineering expenses include expenses incurred by the Company to develop, enhance, manage, monitor and operate the Company's Web-site. Engineering costs are expensed as incurred.

  Income taxes

  The Company provides for income taxes using an asset and liability approach that recognizes deferred tax assets and liabilities for expected future tax consequences of temporary differences between the book and tax bases of assets and liabilities.

  Dependence on merchandise vendors

  The Company does not manufacture any of the merchandise that it auctions. The Company's strategy has been to develop and maintain relationships with brokers and original equipment manufacturers to secure a continuing supply of merchandise to be auctioned.

  Concentration of credit risk

  The Company's accounts receivable are derived from Agent Sales earned from merchants located in the United States and Canada. Principal Sales made through credit cards are preapproved. The Company maintains reserves for potential credit losses, which historically have been immaterial.

  Stock split

  On November 1, 1996, the Board of Directors declared a three-for-one split of the outstanding shares of the Company's common stock. All common share and per share data have been retroactively adjusted to reflect the stock split.

  Net income (loss) per share

  Net income (loss) per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of convertible preferred stock and warrants (using the "if converted" method) and stock options (using the "treasury stock" method). Common equivalent shares are excluded from the computation if their effect is antidilutive, except that, pursuant to a Securities and Exchange Commission Staff Accounting Bulletin, convertible preferred stock (using the "if converted" method) and common equivalent shares (using the "treasury stock" method and the assumed initial public offering price) issued subsequent to September 1995 have been included in the computation as if they were outstanding for all periods presented.

                                 ONSALE, INC.

  Stock-based compensation

  The Company applies Accounting Principles Board Opinion 25 "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock-based compensation plans, as permitted by the Financial Accounting Standards Board's Statement No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation." SFAS 123 defines a "fair value" based method of accounting for an employee stock option or similar equity instrument and encourages, but does not require, entities to adopt that method of accounting for their employee stock compensation plans. The pro forma disclosures of the difference between compensation cost included in net income (loss) and the related cost measured by the fair value method are presented in Note 6.

  Management estimates and assumptions

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Proposed public offering of common stock (unaudited)

  If the offering contemplated by this Prospectus (the "Offering") is consummated, all of the convertible preferred stock outstanding as of the closing date will automatically be converted on a three-for-one basis into an aggregate of 1,095,573 shares of common stock (based on the shares of convertible preferred stock outstanding as of September 30, 1996) and 608,730 shares of common stock will be issued upon the anticipated exercise of the warrants that were issued in connection with the sale of the Series A convertible preferred stock (see Note 4). Unaudited pro forma stockholders' equity at September 30, 1996, adjusted for the conversion of the preferred stock and the anticipated exercise of the outstanding warrants, is as follows:

   Convertible preferred stock, $0.001 par value; 2,000,000
    shares authorized:
    Series A; 600,000 shares designated; no shares issued and
     oustanding.................................................. $       --
    Series B; 204,521 shares designated; no shares issued and
     outstanding.................................................         --
   Common stock, $0.001 par value; 30,000,000 shares authorized;
    13,848,060 shares issued and outstanding.....................     14,000
   Additional paid-in capital....................................  4,323,000
   Accumulated deficit...........................................   (219,000)
                                                                  ----------
                                                                  $4,118,000
                                                                  ==========

                                 ONSALE, INC.

NOTE 2--DETAILS OF BALANCE SHEET COMPONENTS:

                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1995         1996
                                                      ------------ -------------
   Property and equipment:
    Computer equipment...............................   $ 40,000     $263,000
    Furniture and fixtures...........................         --       50,000
                                                        --------     --------
                                                          40,000      313,000
   Less: accumulated depreciation....................    (10,000)     (36,000)
                                                        --------     --------
                                                        $ 30,000     $277,000
                                                        ========     ========
   Accrued expenses:
    Accrued sales and marketing......................   $     --     $143,000
    Accrued sales taxes..............................     22,000       64,000
    Other accrued expenses...........................     95,000      229,000
                                                        --------     --------
                                                        $117,000     $436,000
                                                        ========     ========

NOTE 3--RELATED PARTY TRANSACTIONS:

  From inception (July 1994) through mid-1996, two of the Company's significant stockholders provided certain advances to the Company for working capital and property and equipment purchases. At December 31, 1995 and September 30, 1996, the Company owed $270,000 and $496,000, respectively, to such stockholders. The advances do not bear interest and the Company repaid these advances in December 1996.

  Since July 1994, the Company has leased certain of its facilities from a significant stockholder. From inception (July 1994) to December 31, 1995 and for the nine months ended September 30, 1996, the Company paid rent of $18,000 and $22,000 for use of these facilities. The lease costs for these facilities approximates the actual cost incurred by the significant stockholder.

  In June 1996, two of the Company's significant stockholders agreed to act as guarantors of the Company's obligations under the Company's agreement with First USA Merchant Services, Inc. ("First USA") to have First USA process credit card transactions for the Company. The two stockholders are each liable to First USA for any liability or indebtedness the Company owes to First USA.

NOTE 4--CONVERTIBLE PREFERRED STOCK AND WARRANTS:

  The certificate of incorporation of the Company, as amended, authorize 2,000,000 shares of convertible preferred stock, of which 600,000 and 204,521 shares have been designated as Series A and Series B, respectively. In September 1996, the Company issued 365,191 shares of its Series A convertible preferred stock (Series A shares) at a purchase price of $6.39 per share for aggregate proceeds of $2,353,000. In connection with the issuance of the Series A shares, the Company issued warrants to two investors to purchase an aggregate of up to 202,910 shares of the Company's Series B convertible preferred stock at $9.59 per share. The warrants expire on the earlier of September 1998 or the consummation of an initial public offering of at least $7,500,000 and a per share price equal to at least $5.32 per share, after giving effect to the three-for-one split of the Company's common stock (see
Note 1). The Company has reserved 202,910 shares of Series B convertible preferred stock common stock for issuance upon the exercise of the warrants. The shares of convertible preferred stock and the related purchase price per share have not been adjusted to reflect the three-for-one split (see Note 1). On an as if converted basis the Series A shares would be convertible into 1,095,573 shares of common stock and the initial purchase price would have been $2.13.

  The Series A and Series B shares have certain rights with respect to voting, dividends, liquidation and conversion, as follows:

                                 ONSALE, INC.

  Voting

  Series A and Series B shares have voting rights equal to the shares of common stock into which they may be converted.

  Dividends

  Holders of Series A and Series B shares are entitled to receive noncumulative dividends at the rate of $0.5112 and $0.7672 per share, respectively, per annum, when and if declared by the Company's Board of Directors, prior to and in preference to any declaration or payment of any dividend on the Company's common stock.

  Liquidation

  In the event of liquidation and to the extent assets are available, the holders of Series A and Series B shares are entitled to receive, prior to and in preference to any distribution to the holders of common stock, the amount of $6.39 and $9.59 per share, respectively, plus any accrued but unpaid dividends.

  Conversion

  Each Series A and Series B share is convertible into three shares of common stock as a result of the common stock split (see Note 1), and the conversion ratio is subject to further adjustments in the case of certain dilutive events. Each Series A share will automatically convert into common stock upon
(i) the affirmative vote of a majority of the holders of Series A shares outstanding at the time of such vote or (ii) the closing of an underwritten public offering in which the aggregate offering price is not less than $7,500,000 and the per share price is not less than $5.32 per share, after giving effect to the three-for-one split of the Company's common stock (see
Note 1), subject to further adjustment for dilution.

  At September 30, 1996, 1,704,303 shares of common stock were reserved for issuance upon conversion of the convertible preferred stock and warrants.

NOTE 5--COMMON STOCK:

  The Company has the right to repurchase, at the original issue price, a declining percentage of certain of the shares of common stock issued to the founders under written agreements with such individuals. The Company's right to repurchase such stock lapses in 48 equal monthly increments commencing in July 1994 as long as the employee is continuously employed by the Company. At September 30, 1996, 5,500,000 shares of common stock were subject to repurchase by the Company.

  In July 1994, the Company issued a warrant to purchase 100,359 shares of common stock at $0.25 per share in exchange for legal services. No value was ascribed to the warrant as its fair value at the time of issuance was considered nominal. The warrant was exercised in July 1996, resulting in aggregate proceeds to the Company of $25,000.

NOTE 6--EMPLOYEE BENEFIT PLANS:

  Under the Company's 1995 Equity Incentive Plan (the "1995 Plan"), 3,032,250 shares of common stock have been reserved for issuance pursuant to stock options, restricted stock and stock bonuses that may be granted to employees, directors and consultants. This reserve was increased to 3,500,000 shares in December 1996. Incentive stock options must be granted with exercise prices of at least the fair market value of the Company's common stock on the date of grant (at least 110% of the fair market value of the Company's common stock in the case of holders of more than 10% of the Company's voting stock), and nonqualified stock options must be granted at not less than 85% of fair market value of the Company's common stock on the date of grant. Options generally vest over a 48-month period and expire over terms not exceeding ten years from the date of grant.

                                 ONSALE, INC.

  A summary of stock option activity is as follows:

                                                         NUMBER OF   EXERCISE
                                                          OPTIONS      PRICE
                                                         ---------  -----------
   Balance at December 31, 1994.........................        --           --
    Granted.............................................   776,250  $     0.033
    Exercised...........................................        --           --
    Canceled............................................        --           --
                                                         ---------  -----------
   Balance at December 31, 1995.........................   776,250  $     0.033
    Granted.............................................   479,760  $0.067-1.50
    Exercised...........................................        --           --
    Canceled............................................   (59,250) $0.033-1.50
                                                         ---------  -----------
   Balance at September 30, 1996........................ 1,196,760  $0.033-1.50
                                                         =========  ===========

  At September 30, 1996, 212,595 options were fully vested and exercisable at prices ranging from $0.033 to $1.50, and 2,303,240 options were reserved for future grant, which includes the increase in shares reserved to 3,500,000.

  Subsequent to September 30, 1996, the Company granted options to purchase an aggregate of 397,650 shares of common stock with exercise prices of $1.50 to $7.00 per share.

  The following table summarizes information about employee stock options outstanding at September 30, 1996:

                                                    WEIGHTED AVERAGE
                               NUMBER OUTSTANDING      REMAINING     WEIGHTED AVERAGE
   RANGE OF EXERCISE PRICES   AT SEPTEMBER 30, 1996 CONTRACTUAL LIFE  EXERCISE PRICE
   ------------------------   --------------------- ---------------- ----------------
   $0.033..................           772,500              9.2            $0.033
    0.067..................           105,000              9.6             0.067
    0.667..................           204,750              9.8             0.667
    1.50...................           114,510             10.0             1.50
                                    ---------
                                    1,196,760
                                    =========

  Fair Value Disclosures

  Had compensation cost for the 1995 Plan been determined based on the fair value of each stock option grant on its grant date, as prescribed in SFAS 123, the Company's net income (loss) and net income (loss) per share would have been as follows:

                                                     PERIOD FROM
                                                      INCEPTION     NINE MONTHS
                                                    (JULY 1994) TO     ENDED
                                                     DECEMBER 31,  SEPTEMBER 30,
                                                         1995          1996
                                                    -------------- -------------
   Net income (loss):
    As reported....................................   $(440,000)     $221,000
    Pro forma......................................   $(448,000)     $130,000
   Net income (loss) per share:
    As reported....................................   $   (0.03)     $   0.01
    Pro forma......................................   $   (0.03)     $   0.01

  The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions used for grants during the applicable period: dividend yield of 0% for both periods;

                                 ONSALE, INC.

risk-free interest rate of 5.51% for options granted during the period from inception (July 1994) through December 31, 1995 and 6.48% to 6.64% for options granted during the nine months ended September 30, 1996; and a weighted average expected option term of five years for both periods.

  Because the determination of the fair value of all options granted after the Company becomes a public entity will include an expected volatility factor in addition to the factors described in the preceding paragraph and, because additional option grants are expected to be made each year, the above pro forma disclosures are not representative of the pro forma effects of option grants on reported net income for future years.

  401(k) plan

  Effective November 1996, the Company adopted the ONSALE 401(k) Plan (the "401(k) Plan") that qualifies as a deferred salary arrangement under Section 401 of the Internal Revenue Code. Under the 401(k) Plan, participating employees may defer a portion of their pretax earnings not to exceed 15% of their total compensation. The Company, at its discretion, may make contributions for the benefit of eligible employees.

NOTE 7--INCOME TAXES:

  No provision for income taxes was recorded from inception (July 1994) through December 31, 1995 as the Company incurred net operating losses during the period. The provision for income taxes for the nine months ended September 30, 1996 consists of the following:

                                                                    NINE MONTHS
                                                                       ENDED
                                                                   SEPTEMBER 30,
                                                                       1996
                                                                   -------------
   Current
    Federal.......................................................   $ 71,000
    State.........................................................     20,000
                                                                     --------
                                                                       91,000
                                                                     --------
   Deferred
    Federal.......................................................    (66,000)
    State.........................................................         --
                                                                     --------
                                                                      (66,000)
                                                                     --------
                                                                     $ 25,000
                                                                     ========

  The provision for income taxes differs from the amount determined by applying the U.S. statutory income tax rate to income before income taxes as summarized below.

                                                     PERIOD FROM
                                                      INCEPTION     NINE MONTHS
                                                    (JULY 1994) TO     ENDED
                                                     DECEMBER 31,  SEPTEMBER 30,
                                                         1995          1996
                                                    -------------- -------------
   Tax provision at statutory rate.................   $(150,000)     $ 83,000
   State income taxes, net of federal benefit......     (26,000)       10,000
   Effect of net operating losses..................     176,000       (66,000)
   Other...........................................          --        (2,000)
                                                      ---------      --------
                                                      $      --      $ 25,000
                                                      =========      ========

                                 ONSALE, INC.

  Deferred income taxes reflect the tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting and income tax purposes. The Company provides a valuation allowance for deferred tax assets when it is more likely than not, based on currently available evidence, that some portion of all of the deferred tax assets will not be realized. Based on reevaluation of the realizability of future tax benefits based on income earned in fiscal 1996, creating available tax carrybacks, the Company reversed a portion of the previously established valuation allowance during the nine months ended September 30, 1996. Significant components of the Company's deferred tax assets are as follows:

                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1995         1996
                                                      ------------ -------------
   Net operating loss carryforwards..................  $  90,000     $     --
   Reserves and accruals.............................     82,000      111,000
   Other.............................................      4,000       (4,000)
                                                       ---------     --------
                                                         176,000      107,000
   Valuation allowance...............................   (176,000)     (41,000)
                                                       ---------     --------
   Net deferred tax asset............................  $      --     $ 66,000
                                                       =========     ========

  Under the Tax Reform Act of 1986, the amounts of and benefits from net operating losses and credits that can be carried forward may be impaired or limited in certain circumstances. Events that may cause limitations in the amount of net operating losses and credits that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%. Such a change would not have a material financial impact on the Company.

NOTE 8--COMMITMENTS:

  The Company leases office space for its corporate headquarters.

  Future annual minimum lease payments under all noncancellable operating leases as of September 30, 1996 were as follows:

   Year Ending December 31,
   ------------------------
   1996.............................................................. $ 28,000
   1997..............................................................  111,000
   1998..............................................................   87,000
   1999..............................................................   40,000
                                                                      --------
                                                                      $266,000
                                                                      ========

  Total rent expense for the period from inception (July 1994) to December 31, 1995 and the nine months ended September 30, 1996 was approximately $18,000 and $31,000, respectively.

NOTE 9--SUBSEQUENT EVENTS:

  Delaware reincorporation

  In December 1996, the Company's Board of Directors authorized the reincorporation of the Company in Delaware and the associated exchange of each share of each series of stock of the predecessor company into one share of each corresponding series of stock of the Delaware successor. The reincorporation will occur prior to the completion of the offering. These financial statements have been prepared giving effect to the reincorporation in all periods presented.

                                 ONSALE, INC.

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)


  Employee stock purchase plan

  In December 1996, the Company's Board of Directors adopted, subject to stockholder approval, the 1996 Employee Stock Purchase Plan (the "Purchase Plan") and reserved 150,000 shares of common stock for issuance thereunder. The Company's stockholders are expected to approve the Purchase Plan in January 1997. The Purchase Plan permits eligible employees to acquire shares of the Company's common stock through periodic payroll deductions of up to 15% of their annual compensation not to exceed $21,250. Eligible employees may purchase up to 1,500 shares in any calendar year. The price at which the common stock is purchased under the Purchase Plan is 85% of the lesser of the fair market value of the Company's common stock on the first day of the applicable offering period or on the last day of the respective purchase period. Each offering period will have a maximum duration of 24 months and shares of common stock will be purchased for each participant at semi-annual intervals during each offering period. The initial offering period will commence on the effectiveness of the Offering and will end on July 31, 1997.

  Directors stock option plan

  In December 1996, the Company's Board of Directors adopted, subject to stockholder approval, the 1996 Directors Stock Option Plan (the "Directors Plan") and reserved 100,000 shares of common stock for issuance thereunder. The Company's stockholders are expected to approve the Directors Plan in January 1997. Only outside directors may be granted options under the Directors Plan. The Directors Plan provides for an initial grant to outside directors of 15,000 shares. In addition, the Directors Plan provides for automatic annual grants of 5,000 shares thereafter. The exercise price must be 100% of the fair market value of the Company's common stock on the date of grant.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

                              -------------------

                               TABLE OF CONTENTS

                              -------------------

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    5
The Company...............................................................   14
Use of Proceeds...........................................................   14
Dividend Policy...........................................................   14
Capitalization............................................................   15
Dilution..................................................................   16
Selected Financial Data...................................................   17
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   18
Business..................................................................   24
Management................................................................   35
Certain Transactions......................................................   39
Principal Stockholders....................................................   40
Description of Capital Stock..............................................   42
Shares Eligible for Future Sale...........................................   44
Underwriting..............................................................   46
Legal Matters.............................................................   47
Experts...................................................................   47
Additional Information....................................................   47
Index to Financial Statements.............................................  F-1

                              -------------------

  Until       , 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                2,800,000 SHARES

                                  ONSALE, INC.

                              [LOGO OF ONSALE(TM)]

                                  COMMON STOCK

                               ----------------

                                   PROSPECTUS

                               ----------------


                             MONTGOMERY SECURITIES

                               ALEX. BROWN & SONS
                                 INCORPORATED

                                        , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The estimated expenses to be paid by the Registrant in connection with this offering are as follows:

   Securities and Exchange Commission registration fee................ $
   NASD filing fee....................................................
   Nasdaq National Market filing fee..................................
   Accounting fees and expenses.......................................
   Legal fees and expenses............................................
   Road show expenses.................................................
   Printing and engraving expenses....................................
   Blue sky fees and expenses.........................................
   Transfer agent and registrar fees and expenses.....................
   Miscellaneous......................................................
                                                                       --------
     Total............................................................ $850,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law; (ii) the Registrant may, in its discretion, indemnify other officers, employees and agents as set forth in the Delaware General Corporation Law; (iii) upon receipt of an undertaking by an officer or director to repay advances if indemnification is determined to be unavailable, the Registrant is required to advance expenses, as incurred, to its directors and officers to the fullest extent permitted by the Delaware General Corporation Law in connection with a proceeding (except if the Registrant directly brings a claim that such director or officer has breached his or her duty of loyalty, committed an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, or derived improper personal benefit from a transaction); (iv) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with its directors, officers and employees and agents; and (v) the Registrant may not retroactively amend the Bylaw provisions relating to indemnity.

  The Registrant intends to enter into indemnity agreements with each of its directors and executive officers. The indemnity agreements provide that to the extent not covered by directors and officers liability insurance, each director and executive officer will be indemnified and held harmless to the fullest possible extent permitted by law including against all expenses (including attorneys' fees), judgments, fines and settlement amounts paid or reasonably incurred by him in any action, suit or proceeding, on account of his services as a director, officer, employee or agent of the Registrant or as a director, officer, employee or agent of any other company or enterprise when he is serving in such capacity at the request of the Registrant. The indemnity agreements further provide that to the extent not covered by directors and officers liabiality insurance directors and officers will be indemnified and held harmless to the fullest extent permitted by law against all expenses (including attorneys' fees but excluding judgments, fines and settlement amounts paid in a settlement of a proceeding) incurred by him in any derivative action by or in the right of the Registrant on account of his services as a director, officer, employee or agent of the Registrant or as a director, officer, employee or agent of the Registrant or as a director, officer, employee or agent of any other company or enterprise when he is serving in such capacity at the request of the Registrant. The Registrant will not be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims (i) initiated by the indemnified party and not by way of defense, except with respect to a proceeding authorized by the Board of Directors and successful proceedings brought to enforce a right to indemnification under the Indemnity Agreement,
(ii) for any amounts paid in settlement of a proceeding unless the Registrant consents to such settlement, (iii) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Registrant pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and related laws, (iv) on account of conduct by a director or officer which is finally adjudged to have been in bad faith or conduct that the director did not reasonably believe to be in, or not opposed to, the best interests of the Registrant, (v) on account of any criminal action or proceeding arising out of conduct that the director or officer had reasonable cause to believe was unlawful or (vi) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

  The indemnity agreement also provides for contribution in certain situations in which the Registrant and a director or officer are jointly liable but indemnification is unavailable, such contribution to be based on the relative benefits received and the relative fault of the Registrant and the director or officer. Contribution is not allowed in connection with a Section 16(b) judgment, an adjudication of bad faith or conduct that a director or executive officer did not reasonably believe to be in, or not opposed to, the best interests of the Registrant or a proceeding arising out of conduct a director or officer had reasonable cause to believe was unlawful.

  The Registrant is required to advance expenses, provided that the director or officer reimburses the Registrant for all expenses advanced only to the extent it is ultimately determined that the director or officer is not entitled, under Delaware law, the Bylaws, the indemnity agreement or otherwise, to be indemnified for such expenses. The indemnity agreement provides that it is not exclusive of any rights a director or officer may have under the Certificate of Incorporation, Bylaws, other agreements, any majority-in-interest vote of the stockholders or vote of disinterested directors, the Delaware law or otherwise.

  The indemnification provision in the Bylaws, and the indemnity agreements entered into between the Registrant and its directors and officers, may be sufficiently broad to permit indemnification of the Registrant's executive officers and directors for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

  The Registrant, with approval by the Board, expects to purchase director and officer liability insurance.

  See also the undertakings set out in response to Item 17.

  Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

   DOCUMENT                                                       EXHIBIT NUMBER
   --------                                                       --------------
   Form of Underwriting Agreement................................      1.01
   Registrant's Certificate of Incorporation.....................      3.01
   Registrant's Bylaws...........................................      3.02
   Form of Indemnity Agreement...................................     10.04

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  The Common Stock, Preferred Stock, options and warrants of the Registrant issued to stockholders and option holders of ONSALE, a California corporation, in connection with the reincorporation into Delaware were not deemed "sold" as a result of Rule 145(a)(2) promulgated under the Securities Act. The following table sets forth information regarding all securities sold by the Registrant's California predecessor since its inception (July 1994).

                                                                 NUMBER OF  AGGREGATE PURCHASE PRICE
  CLASS OF PURCHASERS      DATE OF SALE    TITLE OF SECURITIES   SECURITIES AND FORM OF CONSIDERATION
  -------------------    ---------------- ---------------------  ---------- -------------------------
Two founders                 7/21/94      Common Stock           12,000,000  Software and a
                                                                              business plan, each
                                                                              valued at $10,000
The Company's law firm       7/22/94      Warrant to purchase           --   --
                                           100,359 shares of
                                           Common Stock at
                                           $0.25 per share
                             11/21/95     Common Stock               43,398  Services valued at
A consultant                                                                 $1,446
The Company's law firm       8/22/96      Common Stock              100,359  $25,000 cash
Two affiliated venture       9/12/96      Series A Preferred        365,191  $2,333,570 cash
 capital funds                            Stock
Two affiliated venture       9/12/96      Warrants to purchase          --   $19,459 cash
 capital funds                             202,910 shares of
                                           Series B Preferred
                                           Stock at $9.59 per
                                           share
An employee optionee         10/26/96     Common Stock                7,500  $500 cash
                             12/6/96      Common Stock               20,000  $100,000 promissory
A director                                                                   note
Officers, directors and  12/11/95 through Options to purchase           --   --
 employees                   12/15/96      shares of Common
                                           Stock under the 1995
                                           Equity Incentive
                                           Plan(1)

--------
(1) With respect to the grant of the stock options and the warrant issued to the Company's law firm, exemption from registration under the Securities Act was unnecessary in that none of such transactions involved a "sale" of securities as such term is used in Section 2(3) of the Securities Act.

  The securities acquired by the two founders, the consultant, the Company's law firm and the Company's officers, directors and employees were made in reliance on Rule 701 under the Securities Act. All sales were made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. The securities were sold to a limited number of people with no general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate the investment who represented to the Registrant that the shares were being acquired for investment.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE.

  (a) The following exhibits are filed herewith:

 EXHIBIT
 NUMBER                               EXHIBIT TITLE
 -------                              -------------
  1.01   Form of Underwriting Agreement.
         Form of Agreement and Plan of Reorganization between the Registrant
  2.01    and ONSALE.
  3.01   Registrant's Certificate of Incorporation.
  3.02   Registrant's Bylaws.
  4.01   Investors Rights Agreement, dated as of September 12, 1996.
  4.02   Registrant's Certificate of Incorporation (see Exhibit 3.01).
  4.03   Registrant's Bylaws (See Exhibit 3.02).
         Opinion of Fenwick & West LLP regarding legality of the securities
  5.01    being registered.*
  9.01   Voting Trust Agreement, dated as of July 21, 1994, by and among
          Software Partners, Inc.,
          Alan Fisher and Razi Mohiuddin.
 10.01   Registrant's 1995 Equity Incentive Plan and related documents.
 10.02   Registrant's 1996 Directors Stock Option Plan and related documents.
 10.03   Registrant's 1996 Employee Stock Purchase Plan and related documents.
 10.04   Form of Indemnity Agreement entered into by Registrant with each of its directors and executive
          officers.
 10.05   Offer letter to Mr. Sauerland, dated as of July 11, 1996.*
         Lease Agreement between The Landmark and Registrant, dated as of May
 10.06    20, 1996.
         Sublease Agreement between RogueWave, Inc. and Registrant, dated as of
 10.07    October 19, 1996.
 10.08   Sublease Agreement between Software Partners, Inc. and the Registrant, dated as of November 18, 1996.
 10.09   Auction Agreement between Vircom Computers, Inc. and the Registrant, dated as of December  , 1996.*
 10.10   Service Agreement between Gage Marketing Group and the Registrant, dated as of December 4, 1996.**
 10.11   Hewlett-Packard and ONSALE Agreement between Hewlett-Packard Company and the Registrant, dated as of July 31, 1996.**
 10.12   Credit Card Processing Services Agreement between First USA Merchant
          Services, Inc. and the Registrant, dated as of June 16, 1996.
 10.13   Merchant Card Services Agreement between Wells Fargo Bank and the
          Registrant, dated as of March 6, 1996.
 10.14   Founder's Restricted Stock Purchase Agreement between S. Jerrold
          Kaplan and the Registrant, dated as of July 21, 1994.
 10.15   Founder's Restricted Stock Purchase Agreement between Software
          Partners, Inc. and the Registrant, dated as of July 21, 1994.
 10.16   Assignment Agreement between Software Partners, Inc. and the
          Registrant, dated as of July 21, 1994.
 11.01   Statement regarding computation of net income (loss) per share.
 23.01   Consent of Fenwick & West LLP (included in Exhibit 5.01).*

 EXHIBIT
 NUMBER                             EXHIBIT TITLE
 -------                            -------------
 23.02    Consent of Price Waterhouse LLP, independent accountants.
 24.01    Power of Attorney (see Page II-6 of this Registration Statement).
 27.01    Financial Data Schedule.

--------
 * To be supplied by amendment.

** Confidential treatment is being sought with respect to certain portions of this agreement. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

  (b) The following financial statement schedule is filed herewith:

  Schedule II--Valuation and Qualifying Accounts and Reserves.

  Other financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF MOUNTAIN VIEW, STATE OF CALIFORNIA, ON THE 19TH DAY OF DECEMBER, 1996.

                                          ONSALE, INC.


                                          By:   /s/ S. Jerrold Kaplan
                                             -------------------------------
                                             S. Jerrold Kaplan President and
                                             Chief Executive Officer

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints S. Jerrold Kaplan, Alan S. Fisher and John F. Sauerland, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

              NAME                           TITLE                    DATE
              ----                           -----                    ----

PRINCIPAL EXECUTIVE OFFICER:


      /s/ S. Jerrold Kaplan        President, Chief           December 19, 1996
_________________________________  Executive Officer,
        S. Jerrold Kaplan          Secretary and Director



PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER:

      /s/ John F. Sauerland        Chief Financial Officer     December 19, 1996
_________________________________
        John F. Sauerland



ADDITIONAL DIRECTORS:

       /s/ Alan S. Fisher          Vice President of          December 19, 1996
_________________________________  Development and
         Alan S. Fisher            Operations, Chief
                                   Technical Officer and
                                   Director


       /s/ Peter L. Harris         Director                   December 19, 1996
_________________________________
         Peter L. Harris


      /s/ Kenneth J. Orton         Director                   December 19, 1996
_________________________________
        Kenneth J. Orton

                                                                     SCHEDULE II
                                  ONSALE, INC.

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                                 (IN THOUSANDS)

                                              ADDITIONS
                                              ----------
                                   BALANCE AT CHARGED TO            BALANCE AT
                                   BEGINNING  COSTS AND                END
                                   OF PERIOD   EXPENSES  DEDUCTIONS OF PERIOD
                                   ---------- ---------- ---------- ----------
Period from Inception (July 1994)
 to December 31, 1995
  Allowance for doubtful accounts.    $ --       $16        $ --       $16
Nine Months Ended September 30,
 1996
  Allowance for doubtful accounts.    $ 16       $50        $(27)      $39

                                 EXHIBIT INDEX

                                                                  SEQUENTIALLY
 EXHIBIT                      EXHIBIT TITLE                       NUMBERED PAGE
 -------                      -------------                       -------------
  1.01   Form of Underwriting Agreement.
  2.01   Form of Agreement and Plan of Reorganization between
         the Registrant and ONSALE.
  3.01   Registrant's Certificate of Incorporation.
  3.02   Registrant's Bylaws.
  4.01   Investors Rights Agreement, dated as of September 12,
         1996.
  4.02   Registrant's Certificate of Incorporation (see Exhibit
         3.01).
  4.03   Registrant's Bylaws (see Exhibit 3.02).
  5.01   Opinion of Fenwick & West LLP regarding legality of
         the securities being registered.*
  9.01   Voting Trust Agreement, dated as of July 21, 1994, by
         and among Software Partners, Inc., Alan Fisher and
         Razi Mohiuddin.
 10.01   Registrant's 1995 Equity Incentive Plan and related
         documents.
 10.02   Registrant's 1996 Directors Stock Option Plan and
         related documents.
 10.03   Registrant's 1996 Employee Stock Purchase Plan and
         related documents.
 10.04   Form of Indemnity Agreement entered into by Registrant
         with each of its directors and executive officers.
 10.05   Offer letter to Mr. Sauerland, dated as of July 11,
         1996.*
 10.06   Lease Agreement between The Landmark and Registrant,
         dated as of May 20, 1996.
 10.07   Sublease Agreement between RogueWave, Inc. and
         Registrant, dated as of October 19, 1996.
 10.08   Sublease Agreement between Software Partners, Inc. and
         the Registrant, dated as of November 18, 1996.
 10.09   Auction Agreement between Vircom Computers, Inc. and
         the Registrant, dated December  , 1996.*
 10.10   Service Agreement between the Registrant and Gage
         Marketing Group, dated as of December 4, 1996.**
 10.11   Hewlett-Packard and ONSALE Agreement between Hewlett-
         Packard Company and the Registrant, dated as of July
         31, 1996.**
 10.12   Credit Card Processing Services Agreement between
         First USA Merchant Services, Inc. and the Registrant,
         dated as of June 16, 1996.
 10.13   Merchant Card Services Agreement between Wells Fargo
         Bank and the Registrant, dated as of March 6, 1996.
 10.14   Founder's Restricted Stock Purchase Agreement between
         S. Jerrold Kaplan and the Registrant, dated as of July
         21, 1994.
 10.15   Founder's Restricted Stock Purchase Agreement between
         Software Partners, Inc. and the Registrant, dated as
         of July 21, 1994.
 10.16   Assignment Agreement between Software Partners, Inc.
         and the Registrant, dated as of July 21, 1994.
 11.01   Statement regarding computation of net income (loss)
         per share.

                                 EXHIBIT INDEX

                                                                 SEQUENTIALLY
 EXHIBIT                     EXHIBIT TITLE                       NUMBERED PAGE
 -------                     -------------                       -------------
 23.01   Consent of Fenwick & West LLP (included in Exhibit
         5.01).*
 23.02   Consent of Price Waterhouse LLP, independent
         accountants.
 24.01   Power of Attorney (see Page II-6 of this Registration
         Statement).
 27.01   Financial Data Schedule.

--------
 * To be supplied by amendment.
** Confidential treatment is being sought with respect to certain portions of this agreement. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.